UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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R1 RCM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2019

The 2019 Annual Meeting of Stockholders of R1 RCM Inc. will be held on June 13, 2019 at 9:00 a.m., Central time, as a virtual meeting conducted via live webcast, to consider and act upon the following matters:

1.	Elect the 10 nominees for director named in the proxy statement, each for a term ending at the 2020 Annual Meeting of Stockholders, and until his or her successor has been duly elected and qualified;

2.	Ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

The 2019 Annual Meeting of Stockholders will be held as a virtual meeting and can be accessed at this website: www.virtualshareholdermeeting.com/RCM2019. Follow the directions at that website to log into the meeting. Use the number printed on your proxy card to register on the site. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.

Stockholders of record at the close of business on April 15, 2019 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors,

M. Sean Radcliffe
Corporate Secretary
Chicago, Illinois
April 19, 2019

YOUR VOTE IS IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 2 OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

R1 RCM INC.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611

PROXY STATEMENT
For our 2019 Annual Meeting of Stockholders to be held on June 13, 2019

R1 RCM Inc. (often referred to as the “Company,” “company,” “R1,” “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held as a virtual meeting via live webcast on June 13, 2019 at 9:00 a.m. Central time. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

On or about April 24, 2019, we are mailing these proxy materials together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as required by the rules of the Securities and Exchange Commission.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on June 13, 2019
This proxy statement and our 2018 Annual Report are available for viewing, printing and downloading at http://www.r1rcm.com/proxy

You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, at www.r1rcm.com, or by contacting our Office of Investor Relations by telephone at 877-252-2170 or by e-mail at investorrelations@r1rcm.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

R1 RCM Inc.
Attention: Office of Investor Relations
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Telephone: 877-252-2170

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Elect the 10 nominees for director named in this proxy statement, each for a term ending at the 2020 Annual Meeting of Stockholders, and until his or her successor has been duly elected and qualified;

2.	Ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Who can vote?

All stockholders of record at the close of business on April 15, 2019, which we refer to as the record date, are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of common stock, of which approximately 110,595,402 shares (excluding any treasury shares) were outstanding on the record date, and 8.00% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of which 256,180 shares were outstanding on the record date. Holders of our common stock and Series A Preferred Stock may vote on each proposal that comes before the Annual Meeting. Holders of our common stock and Series A Preferred Stock will each vote together as a single class on Proposals 1 and 2.

How many votes do I have?

Each share of our common stock you owned on the record date entitles you to one vote on each matter that is voted on. On an as-converted basis, each share of our Series A Preferred Stock you owned on the record date entitles you to 400 votes per share on each matter that is voted on.

Is my vote important?
Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

Included with the proxy materials you received is a proxy card or a voting instruction form from your bank, broker or other nominee for the Annual Meeting. The proxy card or voting instruction form contains instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail. To vote during the Annual Meeting, select the “Vote” button and complete the information from your proxy card to verify your eligibility to vote. Be sure to characterize your vote as your first vote or the withdrawal of a prior vote. Your vote must be cast during the Annual Meeting before the polls are closed. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

Can I change my vote or revoke my proxy after I have voted my shares?

Yes. You may revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date or by voting over the Internet, by telephone or by mail. You may not change your vote over the Internet, by telephone or by mail after 11:59 p.m. eastern time on June 12, 2019. Only your latest dated, valid proxy card received not later than 11:59 p.m. eastern time on June 12, 2019 will be counted, unless you submit your vote electronically during the virtual Annual Meeting. You may electronically vote or change or revoke a prior vote during the Annual Meeting. See “How do I vote?” above.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. For all the matters that are voted upon at the Annual Meeting, a quorum consists of the holders of a majority of the common stock and the Series A Preferred Stock, issued, outstanding and entitled to vote at the meeting, present or represented by proxy, voting together as a single class on an as-converted basis. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of our common stock and Series A Preferred Stock present or represented by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item and how will the votes be counted?

Each share of common stock is entitled to one vote. On an as-converted basis, each share of Series A Preferred Stock is entitled to 400 votes. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, as described below.

Approval Requirements. If a quorum is present, the vote required to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.

•
With respect to Proposal 1, the nominees for directors receiving a plurality of the votes cast by holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis, at the meeting or by proxy, shall be elected to our board of directors. With respect to Proposal 1, you may vote “for” or “withhold” any or all director nominees.

•
With respect to Proposal 2, a majority in voting power of the votes cast by the holders of all shares of common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis, represented at the meeting and voting affirmatively or negatively on such matter is required for approval. For Proposal 2, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of voting on such proposals.

Broker Non-Votes. If your broker holds your shares in its name and does not receive voting instructions from you, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares for which your broker receives no instruction from you will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 2 is a discretionary item under these rules, and accordingly, your bank or brokerage firm will be able to vote your shares even if you do not give instructions on how to do so. The election of directors as discussed in Proposal 1 is a “non-discretionary” item. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in Proposal 1, your shares may constitute broker non-votes with respect to such proposal and no votes will be cast on your behalf with respect to such proposal.

Broker non-votes will not affect the required vote with respect to Proposal 1 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposal 2 and these votes will be counted toward establishing a quorum).

Who will count the votes?
Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?
Our board of directors recommends that you vote:

FOR the election of the director nominees listed herein; and

FOR the ratification of the selection of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting was December 28, 2018. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission ("SEC") within four business days after the Annual Meeting.

How can I recommend a candidate for R1’s board of directors?

Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by submitting the stockholder’s name, address and number of shares of our stock held, as well as any other information required by our bylaws and the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2020 Annual Meeting of Stockholders?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Board Committees - Nominating and Corporate Governance Committee” and in the

Corporate Governance Guidelines posted in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com.

How and when may I submit a stockholder proposal for the 2020 Annual Meeting of Stockholders?

If you are interested in submitting a proposal for inclusion in the proxy statement for our 2020 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A proposal that a stockholder would like included in our proxy statement for the 2020 Annual Meeting of Stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received at the address below no later than December 21, 2019. This deadline may change if our 2020 Annual Meeting of Stockholders is held before May 14, 2020 or after July 13, 2020.

If you wish to present a proposal or a proposed director candidate at the 2020 Annual Meeting of Stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must satisfy all applicable requirements set forth in our bylaws and give written notice to us at the address noted below not earlier than February 14, 2020 and not later than March 15, 2020. This deadline may change if our 2020 Annual Meeting of Stockholders is held before May 24, 2020 or after August 12, 2020.

Any proposals, notices or information about proposed director candidates should be sent to:
R1 RCM Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Corporate Secretary

How can I communicate with R1’s board of directors?

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the nominating and corporate governance committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the nominating and corporate governance committee, and, in the case of communications to be addressed by another committee of the board of directors, in consultation with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them addressed to our corporate secretary, our board of directors or, in the case of matters concerning accounting, internal accounting controls and auditing, our audit committee, at the above address.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and in person. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of R1’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “SEC Filings” section of the “Investor Relations” page of our website at www.r1rcm.com.

Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:
R1 RCM Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Investor Relations
Telephone: 877-252-2170
investorrelations@r1rcm.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations department at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors is currently authorized to have eleven members. Our restated certificate of incorporation and our amended and restated bylaws provide that the number of directors is to be established by the board of directors.

Pursuant to the terms of the Investor Rights Agreement (the “Investor Rights Agreement”) between the Company and TCP-ASC ACHI Series LLLP (the “Investor”), a Delaware series limited liability limited partnership jointly owned by Ascension Health Alliance d/b/a Ascension (“Ascension”) and investment funds affiliated with TowerBrook Capital Partners L.P. (“TowerBrook”), for so long as the Investor’s “Ownership Threshold” (as that term is defined in the Investor Rights Agreement) is met, the Investor shall be entitled to nominate such number of individuals to our board of directors constituting a majority of our board of directors (collectively, the “Investor Designees”), and entitled to designate the chairman of our board of directors. Messrs. Feiner, Henneman, Impicciche, Moszkowski, Sacks and Speranzo currently serve on our board of directors as Investor Designees.

Pursuant to the terms of the Securities Purchase Agreement (the “Securities Purchase Agreement”) between the Company and IHC Health Services, Inc. (“Intermountain Healthcare” or “Intermountain”), for so long as Intermountain’s Ownership Threshold (as that term is defined in the Securities Purchase Agreement) is met, Intermountain shall be entitled to nominate one individual (the “Intermountain Designee”) to our board of directors. Mr. Zimmerli currently serves on our board of directors as the Intermountain Designee.

On April 12, 2019, upon the recommendation of the nominating and corporate governance committee of the board of directors, our board of directors appointed Jill Smith as a director, to serve until this Annual Meeting, and thereafter until her successor is duly elected and qualified, or until her earlier death, resignation or removal. On April 11, 2019, Charles J. Ditkoff notified the Company he has decided not to stand for re-election as this Annual Meeting.

As a result of Mr. Ditkoff’s decision not to stand for re-election, ten of the eleven directors currently serving on the board of directors are up for election at this Annual Meeting, and our stockholders will have an opportunity to vote for the re-election of the following nominees: Michael C. Feiner, Joseph Flanagan, John B. Henneman, III, Joseph Impicciche, Alex J. Mandl, Neal Moszkowski, Ian Sacks, Jill Smith, Anthony J. Speranzo and Albert R. Zimmerli. The board of directors is not making a nomination for an eleventh director at this time. The board of directors intends to fill the vacancy at such time as it identifies an appropriate candidate for election to the board of directors.

You can find more information about the director nominees in the section of this proxy statement entitled “Information About Our Directors, Officers and 5% Stockholders - Our Board of Directors.”

If elected, Ms. Smith and Messrs. Feiner, Flanagan, Henneman, Impicciche, Mandl, Moszkowski, Sacks, Speranzo and Zimmerli will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. All nominees have consented to being named in this proxy statement and indicated their willingness to serve if elected. However, if any of them should be unable to serve, proxies may be voted for substitute nominees nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the nominees for director.

PROPOSAL 2 - RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although stockholder approval of the audit committee’s selection of Ernst & Young LLP is not required by law, we believe that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. We expect that a representative of Ernst & Young LLP, which is serving as our independent registered public accounting firm for the year ended December 31, 2019 and served as our independent registered public accounting firm for the years ended December 31, 2018 and 2017, will be present at the Annual Meeting to make a statement if he or she wishes and will be available to respond to appropriate questions.

We incurred the following fees from our independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2018 and December 31, 2017 (in thousands):

Fee Category	2018	2017
Audit Fees	$2,554	$1,819
Audit-Related Fees	416	1,545
Tax Fees	203	—
All Other Fees	7	2
Total Fees	$3,180	$3,366

Audit Fees. Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, subsidiary audits and other professional services provided in connection with our filings with the SEC for each respective year. The amounts presented for Audit Fees for 2018 and 2017 consisted of fees associated with the audit of our 2018 and 2017 consolidated financial statements and the statutory audits of our foreign subsidiaries.

Audit-Related Fees. Audit-related fees for 2018 and 2017 consisted of fees for due diligence services related to acquisitions, attestation services required by contracts with customers and fees for the audit of employee benefit plans.

Tax Fees. Tax fees for 2018 and 2017 consisted of fees for tax compliance and related regulatory filings.

All Other Fees. All other fees for 2018 and 2017 consisted of a subscription for access to an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our audit committee pre-approved all of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.

Our board of directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of April 15, 2019 about the beneficial ownership of shares of our common stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

For purposes of the table below, and in accordance with SEC rules, we deem shares of common stock that a person has the right to acquire within 60 days of April 15, 2019 to be outstanding for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of April 15, 2019, there were 110,595,402 shares of our common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611.

	Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned
Name	Shares	%	Shares	%
5% Stockholders
TCP-ASC ACHI Series LLLP (1)	162,472,000	59.5%	256,180	100.0%
Mary A. Tolan (2)	10,184,964	9.1%	—	*
BlackRock, Inc. (3)	7,953,044	7.2%	—	*
IHC Health Services, Inc. (4)	6,165,594	5.5%	—	*
Wellington Management Group LLP (5)	5,888,278	5.3%	—	*
Paradigm Capital Management, Inc. (6)	5,701,800	5.2%	—	*

Directors and Named Executive Officers
Charles J. Ditkoff (7)	249,889	0.2%	—	*
Michael C. Feiner (8)	108,181	0.1%	—	*
Joseph G. Flanagan (9)	2,360,647	2.1%	—	*
John B. Henneman III (10)	450,953	0.4%	—	*
Joseph R. Impicciche	—	*	—	*
Thomas A. Lesica	—	*	—	*
Gary S. Long (11)	57,964	0.1%	—	*
Alex J. Mandl (12)	488,078	0.4%	—	*
Neal Moszkowski (1)	162,472,000	59.5%	256,180	100.0%
Christopher Ricaurte (13)	740,996	0.7%	—	*
Ian Sacks	—	*	—	*
Jill Smith	—	*	—	*
Anthony J. Speranzo	—	*	—	*
Albert R. Zimmerli (14)	10,000	0.1%	—	*
All executive officers and directors as a group (14 persons)	166,938,708	60.5%	256,180	100.0%

1
This information is derived exclusively from Form 4s and a Schedule 13D/A filed by TCP-ASC ACHI Series LLLP (the "Investor") (such Schedule 13D, as amended, the "Investor's Schedule 13D") and the Reporting Persons (as defined in this footnote below) with the SEC on October 2, 2018, January 3, 2019, April 3, 2019 and July 3, 2018, respectively. The following information is as reported in the Investor's Schedule 13D and updated in the three Form 4 filings: Consists of 102,472,000 shares of common stock issuable upon conversion of 256,180 shares of the company's 8.00% Series A Convertible Preferred Stock and 60,000,000 shares of common stock issuable upon exercise of the Warrant (as defined in the Investor's Schedule 13D). 200,000 shares of the Issuer’s 8.00% Series A Convertible Preferred Stock and the Warrant were issued by the company to the Reporting Persons upon closing of the Transaction (which occurred on February 16, 2016). The remaining 56,180 shares of the Issuer’s 8.00% Series A Convertible Preferred Stock were issued by the company to the Reporting Persons as payment-in-kind dividends pursuant to the Series A Certificate of Designation. Each of the Investor, TCP-ASC GP, LLC (the "Partnership GP), TI VI ACHI Holdings GP, LLC (the "Aggregator GP"), TI IV ACHI Holdings, LP (the "Aggregator"), TowerBrook Investors Ltd. ("TBI"), Neal Moszkowski, Ramez Sousou and Ascension Health Alliance (collectively, for the purposes of this footnote, the "Reporting Persons") may be deemed to have shared voting and dispositive power with respect to all of the securities reported in the Investor's Schedule 13D. Certain of the Reporting Persons disclaim beneficial ownership over certain of the securities reported in the Investor's Schedule 13D, as set forth therein. The business address of the Investor, the Partnership GP, the Aggregator GP and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI and Mr. Moszkowski is TowerBrook Capital Partners L.P., Park Avenue Tower, 65 East 55th Street, 27th Floor, New York, New York 10022. The business address of Mr. Sousou is Kinnaird House, 1 Pall Mall East, London SW1Y5AU, U.K. The business address of Ascension Health Alliance is 101 S. Hanley Road, Suite 450, Saint Louis, Missouri 63105.

2
This information is derived from a Schedule 13G/A (as amended, the "Tolan Schedule 13G") filed by Mary A. Tolan with the SEC on February 16, 2016. Ms. Tolan beneficially owns an aggregate of 9,008,964 shares of common stock. The shares of common stock beneficially owned by Ms. Tolan consists of 6,421,764 shares of common stock held directly by Ms. Tolan and 2,587,200 shares of common stock held by Tolan Family Trust U/A/D 6/29/03, the beneficiaries of which are Ms. Tolan's children. In addition to the shares of common stock reported in the Tolan Schedule 13G, Ms. Tolan has vested options to purchase 1,176,000 shares of our common stock. The business address of Ms. Tolan is c/o CP Founders, 980 North Michigan Avenue, Suite 1998, Chicago, Illinois 60611.

3
This information is derived exclusively from a Schedule 13G filed by BlackRock Inc. with the SEC on February 8, 2019. BlackRock Inc. reports sole voting power over 7,758,778 shares and sole dispositive power over 7,953,044 shares. The business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

4
This information is exclusively derived from a Schedule 13D filed by IHC Health Services, Inc. with the SEC on February 2, 2018. IHC Health Services, Inc. reports sole voting and dispositive power over 6,165,594 shares, consisting of 4,665,594 shares of Common Stock and 1,500,000 shares of Common Stock issuable upon exercise of the Warrant issued to IHC Health Services, Inc. The 4,665,594 shares of Common Stock and the Warrant to purchase 1,500,000 shares of Common Stock were issued pursuant to the Securities Purchase Agreement on January 23, 2018. The business address of IHC Health Services, Inc. is 36 South State Street, 23rd Floor, Salt Lake City, UT 84111.

5
This information is exclusively derived from a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 12, 2019. Wellington Management Group LLP reports shared voting power over 5,415,175 shares and shared dispositive power over 5,888,278 shares, Wellington Group Holdings LLP reports shared voting power over 5,415,175 shares and shared dispositive power over 5,888,278 shares and Wellington Investment Advisors Holdings LLP reports shared voting power over 5,415,175 and shared dispositive power over 5,888,278 shares. The Wellington Management Company LLP reports shares voting power over 5,367,329 and shares dispositive power over 5,623,423 shares. The business address of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

6
This information is exclusively derived from a Schedule 13G/A filed by Paradigm Capital Management, Inc. with the SEC on February 12, 2019. Paradigm Capital Management, Inc. reports sole voting and dispositive power over 5,701,800 shares. The business address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

7	Includes 4,099 shares of common stock underlying RSUs vesting prior to June 15, 2019 and 245,790 shares of common stock underlying options vested or vesting prior to June 15, 2019.
8
Includes 10,318 shares of common stock, 8,197 shares of common stock underlying RSUs vesting prior to June 15, 2019, and 89,666 shares of common stock underlying options vested or vesting prior to June 15, 2019.

9
Includes 1,059,522 shares of common stock and 1,301,125 shares of common stock underlying options vested or vesting prior to June 15, 2019. Does not include 983,472 shares underlying PBRSUs (at target) that are subject to vesting to the extent a stock price condition is achieved.

10	Includes 50,000 shares of common stock and 400,953 shares of common stock underlying vested options.
11
Includes 57,964 shares of common stock underlying vested options. Does not include 164,547 shares underlying PBRSUs (at target) that are subject to vesting to the extent a stock price condition is achieved.

12
Includes 241,270 shares of common stock, 16,394 shares of common stock underlying RSUs vesting prior to June 15, 2019, and 230,414 shares of common stock underlying options vested or vesting prior to June 15, 2019.

13
Includes 259,792 shares of common stock, 5,924 shares of common stock underlying RSAs vesting prior to June 15, 2019, and 475,280 shares of common stock underlying options vested or vesting prior to June 15, 2019. Does not include 387,611 shares underlying PBRSUs (at target) that are subject to vesting to the extent a stock price condition is achieved.

14	Includes 10,000 shares of common stock.

Our Board of Directors

Set forth below is information about each director nominee and each of our executive officers as of April 15, 2019. Mr. Ditkoff has informed us that he has decided not to stand for re-election at the Annual Meeting. Mr. Ditkoff will continue to serve as a director until the Annual Meeting. The board of directors is not making a nomination for an eleventh director at this time. The board of directors intends to fill the vacancy at such time as it identifies an appropriate candidate for election to the board of directors. There are no family relationships among any of our directors or executive officers.

Michael C. Feiner. Age 76. Mr. Feiner has been a member of our board of directors since March 2017. Mr. Feiner is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has served as its President since the firm’s founding in 1996. Mr. Feiner also served on the board of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.), a publicly-held medical equipment rental and services company, from to June 2012 until January 2019. Mr. Feiner also served as Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner served as a professor and the Sanford C. Bernstein & Co. Ethics Fellow at Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he served as Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want To Perform Better For You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. Mr. Feiner is an Investor Designee. We believe Mr. Feiner’s extensive experience and knowledge in the field of human resources, as well as his experience as a senior officer of a large public corporation, qualify him to serve on our board of directors.

Joseph Flanagan. Age 47. Mr. Flanagan has served as our President and Chief Executive Officer and as a member of our board of directors since May 2016, after having served as our President and Chief Operating Officer since April 2016. Mr. Flanagan joined R1 as Chief Operating Officer in April 2013 after serving as Senior Vice President of worldwide operations and supply chain at Applied Materials, Inc. from February 2010 to April 2013, and previously as President of Nortel Business Services for Nortel Networks. Previously, Mr. Flanagan served most of his career working for General Electric (GE), holding leadership positions in many divisions. We believe Mr. Flanagan’s leadership experience, skill and depth of understanding of our business and market gained from serving as our Chief Operating Officer and Chief Executive Officer, and his experience serving as senior vice president and president of business units at large, publicly held corporations with global operations, qualify him to serve on our board of directors.

John B. Henneman III. Age 57. Mr. Henneman has been a member of our board of directors since February 2016. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. From July 2018 until November, 2018, Mr. Henneman served as the Chief Administrative Officer of NewLink Genetics Corporation, a biotechnology company, and prior to that, served as NewLink’s Executive Vice President and Chief Financial Officer from October 2014 to July 2018. From 1998 to 2014, Mr. Henneman served Integra LifeSciences Holdings Corp., a publicly-held medical device company, in various capacities. Before becoming Integra’s Chief Financial Officer in 2007, Mr. Henneman was Chief Administrative Officer, responsible for Integra’s regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions, the management of Integra’s surgical instruments business, and Integra’s business development function. Mr. Henneman serves on the boards of directors of SeaSpine Holdings Corporation, a publicly-held medical technology company, and Alafair Biosciences, Inc., a privately-held medical device company. Mr. Henneman is also senior advisor to Prettybrook Partners, a private equity firm and a consultant to SparkMed Advisors LLC, which provides consulting and other services to start-up medical device and biotechnology companies. Mr. Henneman is an Investor Designee. We believe Mr. Henneman’s senior management experience at NewLink and Integra and his service on the board of SeaSpine, as well as his extensive experience in the areas of finance, financial accounting, business transactions, and mergers and acquisitions, qualify him to serve on our board of directors.

Joseph R. Impicciche. Age 61. Mr. Impicciche has been a member of our board of directors since February 2016. Mr. Impicciche has been the President and Chief Operating Officer of Ascension, the parent corporation of Ascension Health, since January 2019. Prior to that, Mr. Impicciche served as the Executive Vice President and General Counsel of Ascension from September 2011 until January 2019. From July 2004 to September 2011, Mr. Impicciche served as the Senior Vice President and General Counsel of Ascension Health. Prior to joining Ascension Health, Mr. Impicciche was a shareholder and director at Hall Render Killian Heath & Lyman, P.C., where his practice focused on mergers and acquisitions, public finance, business and tax law for nonprofit organizations. While with the law firm, Mr. Impicciche also served as General Counsel for St. Vincent Health in Indianapolis, Indiana from 1998 to 2004. Mr. Impicciche is a member of the Indiana State and Missouri State Bar Associations and has served on the boards of numerous organizations, including the Board of Trustees of the St. Joseph Institute for the Deaf in St. Louis and the Board of Trustees of Marian University in Indianapolis. Mr. Impicciche is an Investor Designee. We believe Mr. Impicciche’s deep legal experience and knowledge about the healthcare industry and nonprofit organizations, as well as his experience serving on the boards of numerous organizations in the healthcare industry, qualify him to serve on our board of directors.

Alex J. Mandl. Age 75. Mr. Mandl has been a member of our board of directors since November 2013. Mr. Mandl served as the non-executive chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A., from December 2007 until April 2019. From June 2006 until December 2007, Mr. Mandl served as executive chairman of Gemalto. From 2002 to June 2006, Mr. Mandl was president, chief executive officer and a member of the board of directors of Gemplus. He has served as principal of ASM Investments, a company focusing on early stage funding in the technology sector, since 2001. From 1996 to 2001, Mr. Mandl was chairman and CEO of Teligent, Inc., a telecommunications company. Mr. Mandl was AT&T’s president and chief operating officer from 1994 to 1996, and its executive vice president and chief financial officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was chairman and chief executive officer of Sea-Land Services Inc. Mr. Mandl served as a director of Dell Inc. from 1997 to October 2013. Mr. Mandl served from 2007 to 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. from January 2007 and became the chairman in February 2011, retiring in April 2012. Mr. Mandl is currently a member of the board of directors of Genpact Limited. We believe that Mr. Mandl’s experience as chief executive officer of several large organizations, as well as his experience as a director of private and publicly-held corporations, qualify him to serve on our board of directors.

Neal Moszkowski. Age 53. Mr. Moszkowski has been a member of our board of directors since February 2016. Mr. Moszkowski is a co-founder of TowerBrook and has served as the firm’s co-chief executive officer since its inception in March 2005. Mr. Moszkowski’s past directorships include service on the boards of WellCare Health Plans and Sound Inpatient Holdings, former TowerBrook portfolio companies, as well as the board of Integra LifeSciences Corporation. Mr. Moszkowski is an Investor Designee. We believe Mr. Moszkowski’s senior executive leadership skills and experience, finance and investment background and experience serving on numerous corporate boards, including for public and private companies operating in the health care industry, qualify him to serve on our board of directors.

Ian Sacks. Age 48. Mr. Sacks has been a member of our board of directors since February 2016. Mr. Sacks is a Managing Director of TowerBrook and has been with TowerBrook since its inception in 2005. Previously, Mr. Sacks was with Soros Private Equity Partners. Mr. Sacks was Chairman and Chief Executive Officer of HelpCare. Prior to that, he was a Partner at MESA Partners. Prior to MESA, he was a consultant with APM. Mr. Sacks serves as a director of TriMedx and Vistage Worldwide, each of which is a TowerBrook portfolio company, as well as HealthEquity, Inc. Previously, Mr. Sacks served as a director of Sound Inpatient Physicians, a TowerBrook portfolio company, and The Broadlane Group, a then TowerBrook portfolio company. Mr. Sacks is an Investor Designee. We believe Mr. Sacks’ deep knowledge of the healthcare services and technology sectors, investment experience, as well as his experience serving on the boards of public and private companies operating in the healthcare industry, qualify him to serve on our board of directors.

Jill Smith. Age 60. Ms. Smith has been a member of our board of directors since April 2019. Ms. Smith has served as the President and Chief Executive Officer of Allied Minds since March 2017 and as a Director of Allied Minds since 2016. Ms. Smith brings more than 25 years of experience as an international business leader, including 17 years as chief executive officer of private and public companies in the technology and information services markets. Most recently, Ms. Smith served as Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith started her career as a consultant at Bain & Company, where she rose to become Partner. She subsequently joined Sara Lee as Vice President, and went on to serve as President and Chief Executive Officer of eDial, a VoIP collaboration company, and of SRDS, a business-to-business publishing firm. She also served as Chief Operating Officer of Micron Electronics, and co-founded Treacy & Company, a consulting and boutique investment business. She previously served as a director of Gemalto NV from 2016 to 2018, Endo International from 2012 to 2018 and Hexagon AB from 2013 to 2017. We believe Ms. Smith’s proven leadership, extensive experience as a technology executive, including as a chief executive officer, and experience serving on corporate boards qualify her to serve on our board of directors.

Anthony J. Speranzo. Age 70. Mr. Speranzo has been a member of our board of directors since February 2016. Mr. Speranzo has been the Executive Vice President and Chief Financial Officer of Ascension, the parent corporation of Ascension Health, since the corporation’s formation in September 2011. From 2002 to September 2011, Mr. Speranzo served as the Senior Vice President and Chief Financial Officer of Ascension Health. Prior to joining Ascension Health, Mr. Speranzo served as Managing Director at U.S. Bancorp Piper Jaffray (USBPJ) in Newport Beach, California. Mr. Speranzo has also served on several hospital and corporate boards. Mr. Speranzo is an Investor Designee. We believe Mr. Speranzo’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on our board of directors.

Albert (Bert) R. Zimmerli. Age 67. Mr. Zimmerli has been a member of our board of directors since March 2018. Mr. Zimmerli has been the Chief Financial Officer of Intermountain Healthcare, a not-for-profit health system based in Salt Lake City, Utah, since 2003, serving as senior vice president from 2003 to 2012 and as executive vice president since 2012. Mr. Zimmerli is responsible for the direction and oversight of all Intermountain financial operations, as well as Intermountain’s supply chain and information systems operations and new business development and innovation strategies. Prior to joining Intermountain, Mr. Zimmerli was the executive vice president and chief financial officer of the Methodist Hospital System in Houston, Texas. Prior to that, he served in numerous capacities with Memorial Hermann Healthcare System in Houston, including senior vice president and chief financial officer. He also was a partner in Ernst & Young’s Houston office, where he spent 16 years, specializing in healthcare. Mr. Zimmerli serves on the boards of several privately-held companies. He also serves on advisory boards for several private equity funds for which Intermountain is a limited partner. Mr. Zimmerli is the Intermountain Designee. We believe Mr. Zimmerli’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on our board of directors.

Our Executive Officers

Our executive officers and their respective ages and positions are described below. Our officers serve until they resign or the board terminates their position. There are no family relationships among any of our directors, nominees for director and executive officers.

Joseph Flanagan. Age 47. President and Chief Executive Officer. For more information, see “Our Board of Directors” above.

Christopher Ricaurte. Age 59. Mr. Ricaurte has served as our chief financial officer since April 2016. Prior to that, Mr. Ricaurte served as Senior Vice President, Revenue Cycle Operations for R1 since 2013. Before joining R1, Mr. Ricaurte served as CFO, Silicon Systems Group at Applied Materials, Inc. from January 2013 to August 2013, and prior to that Mr. Ricaurte served as CFO, World Wide Operations at Applied Materials Inc. from October 2011 to January 2013. Prior to this he was President of Nortel Business Services, where he had also previously held the position of CFO, Global Operations. Before this, Mr. Ricaurte was CFO of CHEP Europe in London. He also worked for GE for more than 20 years, where he held positions of increasing responsibility, including CFO for GE Consumer & Industrial in Europe, Middle East and Africa (EMEA), and CFO of GE’s Industrial Solutions division.

Gary Long. Age 49. Mr. Long has served as our Executive Vice President, Chief Commercial Officer since August 2017. In this role, Mr. Long is responsible for the Company’s customer growth initiatives, including sales, marketing, product management and solution development. Most recently, Mr. Long served as Senior Vice President and Chief Sales Officer at Premier Inc., where he developed and led the commercial organization. Prior to Premier, Mr. Long served as Senior Vice President of sales and support for Surgical Information Systems and previously worked at McKesson Corporation, where he held a series of progressive leadership roles in product management, corporate marketing and enterprise sales.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of integrity described below are available in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com. Alternatively, you can request a copy of any of these documents by writing to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. A copy of these guidelines is posted on the “Investor Relations” section of our website. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of R1;

•	directors have an obligation to become and remain informed about our company and business;

•	directors are responsible for determining that effective systems are in place for periodic and timely reporting to the board on important matters concerning our company;

•	directors are responsible for attending board meetings and meetings of committees on which they serve;

•	a majority of the members of the board of directors shall be independent directors;

•
each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to R1, including preparing for and attending meetings;

•	the non-management directors meet in executive session at least semi-annually;

•	directors have full and free access to officers and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.

Board Leadership Structure

Our board of directors has determined that the roles of chairman of the board (or, in the absence of a chairman, the lead director) and chief executive officer should be separated at the current time. From April 2014 until April 2, 2018, Steven Shulman, an independent director within the meaning of the Nasdaq Stock Market ("Nasdaq") rules (see “Board Determination of Independence” below), served as the chairman of the board of directors. Mr. Shulman’s duties as chairman of the board included the following:

•	chairing meetings of the non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committee;

•	facilitating communications between other members of our board and the chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that leadership structure offers the following benefits:

•	increasing the independent oversight of R1 and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing the chief executive officer to focus on company operations instead of board administration;

•	providing the chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

Mr. Shulman resigned, effective as of April 2, 2018, as a director, as Chairman of the board of directors, and as a member of the human capital committee and the nominating and corporate governance committee of the board of directors.

Our board of directors has elected Alex Mandl as Lead Director, effective as of March 25, 2018. Mr. Mandl has served on our board of directors since November 2013 and currently serves as Chair of the audit committee of the board of directors. In light of Mr. Mandl’s role as Lead Director, our board of directors has determined not to appoint a Chairman as this time.

Board Determination of Independence

Our common stock is traded on Nasdaq. Pursuant to Nasdaq listing standards, a director currently or recently employed by us or not satisfying other bright-line independence standards under Nasdaq requirements cannot be deemed to be an “independent director.” In addition, in accordance with Nasdaq listing standards, a director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our board of directors consists of Charles J. Ditkoff, Michael C. Feiner, Joseph Flanagan, John B. Henneman III, Joseph R. Impicciche, Alex J. Mandl, Neal Moszkowski, Ian Sacks, Jill Smith, Anthony J. Speranzo and Albert R. Zimmerli. Our board of directors has affirmatively determined that each of Ms. Smith and Messrs. Ditkoff, Feiner, Henneman, Mandl, Moszkowski, and Sacks is “independent” within the meaning of Nasdaq rules. In determining that Mr. Ditkoff is independent, our board of directors considered payments that we made to McDermott, Will & Emery, where Mr. Ditkoff is of counsel, for professional services. The payments that we made to McDermott, Will & Emery in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 5% of McDermott, Will & Emery’s consolidated gross revenues for the year in which such payments were received. Additionally, Mr. Ditkoff’s salary is not affected in any way by our relationship with McDermott, Will & Emery. In addition, our board of directors considered payments that we made to FTI Consulting, Inc., where Mr. Ditkoff is a senior advisor, for professional services. The payments that we made to FTI Consulting, Inc. in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 5% of FTI Consulting, Inc.’s consolidated gross revenues for the year in which such payments were received. Additionally, Mr. Ditkoff’s compensation is not affected in any way by our relationship with FTI Consulting, Inc.. In determining that Messrs. Moszkowski and Sacks are independent, our board of directors considered the acquisition of Intermedix Holdings, Inc. and the related subordinated loan financing provided by applicable affiliates of TowerBrook, as described under “Related Person Transactions-Intermedix Acquisition,” and concluded, in light of the facts and circumstances of these transactions, that the subordinated loan does not interfere with these directors’ exercise of independent judgment in carrying out the responsibilities of a director. In particular, our board of directors considered the following factors, among others: (i) at this time, the aggregate of all fees, interest payments and other payments under the subordinated loan paid to applicable affiliates of TowerBrook does not exceed the greater of $200,000 or 5% of TowerBrook’s consolidated gross revenues for 2018 and is not expected to exceed such amount in 2019; (ii) the subordinated loan transaction was reviewed, negotiated and approved by a committee of independent and disinterested directors; (iii) the company received a fairness opinion from an independent firm regarding the subordinated loan transaction; (iv) the terms and costs of other available financing for the Intermedix Acquisition were not more attractive; and (v) the company intends to refinance or repay the subordinated loan as soon as commercially practicable and depending on market conditions. If, in the future, the aggregate of all fees, interest payments and other payments under the subordinated loan paid to applicable affiliates of TowerBrook exceeds the greater of

$200,000 or 5% of TowerBrook’s consolidated gross revenue in a year, Messrs. Moszkowski and Sacks would be automatically precluded from being deemed independent under the Nasdaq listing rules. In addition, in determining that Mr. Sacks is independent, our board of directors considered payments that we made to HealthEquity, Inc., where Mr. Sacks serves as a director, for administrative fees. The payments that we made to HealthEquity, Inc. in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 5% of HealthEquity, Inc.’s consolidated gross revenues for the year in which such payments were received. Our board of directors intends to monitor these independence determinations and make appropriate changes to the structure and composition of our board of directors if any director ceases to be independent in the future.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors. The nominating and corporate governance committee engaged a third-party search firm to assist in identifying and evaluating potential director nominees, and also considered recommendations from directors, that resulted in Ms. Smith’s appointment to our board of directors in April 2019.

In considering whether to recommend any particular candidate for inclusion in our board or directors' slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. Our board of directors believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Additionally, the Investor Rights Agreement with the Investor and the Securities Purchase Agreement with Intermountain provide, among other things, each of the Investor and Intermountain with certain rights regarding the nomination of directors while it maintains certain ownership thresholds. See “Certain Relationships and Related Person Transactions and Director Independence-Strategic Transaction-Investor Rights Agreement” and “Intermountain Transactions-Securities Purchase Agreement.”

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to: Nominating and Corporate Governance Committee, c/o R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Board Meetings and Attendance

The board of directors met eight times during the fiscal year ended December 31, 2018, either in person or by teleconference. During 2018, each incumbent director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are encouraged to attend meetings of stockholders at which non-routine matters will be considered. One of the ten then-current directors attended our 2018 Annual Meeting of Stockholders.

Risk Management

Our compliance and risk management committee holds primary responsibility for overseeing our risk management function, in partnership and coordination with our audit committee. Our board of directors established a compliance and risk management committee in 2016 to assist the board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our compliance and ethics program and risk management program (collectively, our “Compliance and Risk Programs”), and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. Further, the audit committee has primary responsibility for overseeing financial and public company risks and management thereof. In addition, our entire board of directors is actively involved in overseeing our management of enterprise risks. For example, our board engages in periodic discussions with such company officers as the board deems necessary, including the chief executive officer, chief financial officer and other executive officers. We believe that the leadership structure of our board supports effective risk management oversight.

Board Committees

Our board of directors has established an audit committee, a human capital committee, a nominating and corporate governance committee and a compliance and risk management committee. Each committee operates under a charter that has been approved by our board of directors. Copies of each committee’s charter are posted on the “Investor Relations” section of our website, www.r1rcm.com.

Audit Committee

Our board of directors has established a standing audit committee. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Since January 1, 2018, each of Messrs. Ditkoff, Henneman and Mandl (chair) have served as members of our audit committee. The company intends to identify Mr. Ditkoff’s replacement on the audit committee at or prior to the Annual Meeting. Our board of directors has determined that each of the members of our audit committee is independent as defined under the rules of the Nasdaq and satisfies the requirements for financial literacy under the current requirements of Nasdaq rules and regulations. Our board of directors has further determined that each of Mr. Mandl and Mr. Henneman is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met ten times during 2018.

Our audit committee’s responsibilities include:

•	appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;

•	coordinating the board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of integrity and internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	periodically meeting separately with our independent registered public accounting firm, management and internal auditors;

•
discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;

•	discussing our policies with respect to risk assessment and risk management;

•	preparing the audit committee report required by SEC rules;

•	in coordination with the human capital committee, evaluating our senior financial management; and

•	at least annually, evaluating its own performance.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Human Capital Committee

From January 1, 2018 until March 25, 2018, our human capital committee (formerly known as the compensation committee) was comprised of the following members: Messrs. Feiner, Sacks (chair) and Shulman. Mr. Shulman resigned as a member of our human capital committee effective as of April 2, 2018 and our board of directors appointed Mr. Ditkoff as a member of our human capital committee on March 25, 2018. The company intends to identify Mr. Ditkoff’s replacement on the human capital committee at or prior to the Annual Meeting. Our board of directors has determined that each of the members of our human capital committee is independent as defined under Nasdaq rules. The human capital committee met four times during 2018.

Our human capital committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and directors, the performance evaluation of senior executives and the review of the Company’s talent development processes and culture related items. Certain actions of the human capital committee, such as granting equity compensation awards and performance awards, may be taken by a sub-committee of the human capital committee. In May 2018, the human capital committee formed a sub-committee (the “Section 16 Sub-Committee”) to assist the human capital committee in ensuring that equity awards under the Company’s equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. In 2018, the Section 16 Sub-Committee was comprised of Messrs. Ditkoff and Feiner.

The human capital committee’s responsibilities include:

•
approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the board of directors), determining and approving our chief executive officer’s compensation;

•
reviewing in consultation with our chief executive officer, and approving or making recommendations to the board of directors with respect to, compensation of our executive officers (other than our chief executive officer);

•
overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;

•	reviewing and making recommendations to the board of directors with respect to incentive-compensation and equity-based plans that are subject to board approval;

•
administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of our company, but only if consistent with the requirements of the applicable plan and law;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis required by SEC rules;

•	preparing the human capital committee report required by SEC rules;

•
reviewing the Company’s talent development process, including talent assessment and management, employee retention and the promotion of diversity and inclusion, in addition to reviewing areas related to company culture, including but not limited to employee engagement, and

•	at least annually, evaluating its own performance.

The processes and procedures followed by our human capital committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Executive Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

From January 1, 2018 until March 25, 2018, our nominating and corporate governance committee was comprised of the following members: Messrs. Moszkowski (chair), Sacks and Shulman. Mr. Shulman resigned as a member of our nominating and corporate governance committee effective as of April 2, 2018 and our board of directors appointed Mr. Feiner as a member of our nominating and corporate governance committee on March 25, 2018. Our board of directors has determined that each of the members of our nominating and corporate governance committee is independent as defined under Nasdaq rules. The nominating and corporate governance committee met one time during 2018.

The nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•
applying the criteria for selecting directors approved by the board, and annually reviewing with the board the requisite skills and criteria for new board members as well as the composition of the board of directors as a whole;

•	developing and recommending to the board corporate governance guidelines applicable to our company;

•	overseeing an annual evaluation of the board of directors;

•	at the request of the board of directors, reviewing and making recommendations to the board relating to management succession planning; and

•	at least annually, evaluating its own performance.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Compliance & Risk Management Committee

Our board of directors has established a compliance and risk management committee to assist the board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our Compliance and Risk Programs, and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. In 2018, Messrs. Henneman (chair), Impicciche and Sacks served as members of our compliance and risk management committee. The compliance and risk management committee met four times during 2018.

Our compliance and risk management committee’s responsibilities include, among other things:

•
overseeing, and periodically reviewing, the structure, operation and efficacy of the Compliance and Risk Programs, including the performance of our compliance department and our Executive Vice President, Compliance & Risk; and

•	reviewing, among other things:

•
the procedures we have established for the receipt, retention, preliminary assessment and investigation of complaints we receive regarding compliance, ethical and regulatory matters (other than accounting, internal accounting controls or other auditing matters which are handled by our audit committee);

•	the adequacy of the resources that are dedicated to our Compliance and Risk Programs;

•	the management of enterprise-wide risks, including the tracking, reporting and defining of action plans/corrective actions, to address potential or known risks;

•	the clarity and scope of our Code of Integrity and our Compliance Policies and Procedures;

•	the effectiveness of our compliance and business ethics training and education programs;

•	our compliance audits and monitoring initiatives; and

•
the communications channels and mechanisms, such as a toll-free hotline, that we have established for the dissemination of compliance guidance and to encourage and facilitate reports of compliance and ethical concerns and matters.

Code of Integrity

We have adopted a global code of integrity that applies to our directors and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) as well as our employees. Copies of our Code of Integrity: Living Our Values are available in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com and available without charge upon written request directed to Corporate Secretary, R1 RCM Inc., 401 N. Michigan Avenue, Suite 2700, Chicago, Illinois, 60611.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and has discussed these financial statements with management and the Company’s independent registered public accounting firm.

The audit committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the audit committee, including the matters to be discussed as required by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Company’s independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on these discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By the Audit Committee of the Board of Directors of R1 RCM Inc.

Alex J. Mandl (chair)
Charles J. Ditkoff
John B. Henneman, III

DIRECTOR COMPENSATION

We pay each non-employee director, other than Messrs. Impicciche, Moszkowski, Sacks, Speranzo and Zimmerli, a $60,000 annual retainer. Our lead director and the chair of the audit committee receive an additional annual retainer of $20,000, and the chairs of the human capital committee and the nominating and corporate governance committee receive an additional annual retainer of $10,000. There are no additional fees for attending board or board committee meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of a quarter. Messrs. Impicciche, Moszkowski, Sacks, Speranzo and Zimmerli have declined to receive director fees.

In lieu of cash fees, non-employee directors may elect to receive options to purchase shares of our common stock and/or RSUs, at the election of such director, in each case subject to vesting upon the one-year anniversary of the date of grant, based on continued service as a director. Elections must be received by the company by the 75th day of a quarter and apply to all subsequent quarterly cash fees until a new election is received. Such options or RSUs are granted on the first trading day of each quarter with respect to the fees payable for the preceding quarter, and the exercise price of any such stock options equals the fair market value of the common stock on the date of grant. The number of shares subject to such options or RSUs is calculated by dividing the dollar amount of the cash fees for the quarter by the Black-Scholes option or RSU value, as applicable, we used for purposes of determining the share-based compensation expense that we recognized for financial statement reporting purposes in that quarter.

Unless a different arrangement is specifically agreed to, each non-employee director (other than Messrs. Impicciche, Moszkowski, Sacks, Speranzo and Zimmerli) will receive an annual grant of stock options and/or RSUs (at the election of such director) on the first trading day following our annual meeting of stockholders, provided that Mr. Henneman will not receive such annual grant until our 2020 Annual Meeting of Stockholders. Such options and/or RSUs will have a total Black-Scholes value of $130,000, and the exercise price of any such stock options will equal the fair market value of the common stock on the date of grant. Each such option or RSU will vest upon the anniversary of the date of grant, based on continued service as a director. Messrs. Impicciche, Moszkowski, Sacks, Speranzo and Zimmerli have declined their annual option and RSU awards.

In lieu of an annual retainer and an annual equity award, Mr. Shulman was entitled to the compensation and benefits for his services as Chairman of our board of directors set forth in the Chairman Services Agreement between us and Mr. Shulman. Effective as of April 2, 2018, Mr. Shulman resigned as a director, as Chairman of the board of directors, and as a member of the human capital committee (then known as the compensation committee) and the nominating and corporate governance committee of the board of directors. As a result of Mr. Shulman’s resignation, the Chairman Services Agreement between the Company and Mr. Shulman terminated in accordance with its terms. On June 12, 2017, the Company awarded Mr. Shulman a non-qualified stock option to purchase shares of the Company’s common stock, pursuant to the R1 RCM Inc. Second Amended and Restated 2010 Stock Incentive Plan. Our board of directors accelerated the vesting of an unvested portion of such option award so that 20,152 shares of common stock scheduled to vest on June 12, 2018 became fully vested and exercisable on April 1, 2018. The remainder of such option award terminated on its own terms and was not be exercisable.

On April 11, 2019, Mr. Ditkoff notified the Company of his decision not to stand for re-election to our board of directors at the Annual Meeting. On April 12, 2019, our board of directors approved a one-time cash award of $100,000 to Mr. Ditkoff in recognition of his contributions to our board of directors.

We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.

2018 Director Compensation. The following table sets forth, for each of our non-employee directors, information concerning compensation earned or paid for services in all capacities during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Charles J. Ditkoff	$60,000	$32,500	$97,500	$190,000
Michael C. Feiner	$60,000	$65,000	$65,000	$190,000
John B. Henneman, III (2)	—	—	$60,000	$60,000
Alex J. Mandl (2)	—	$130,000	$90,000	$220,000
Steven J. Shulman (3)	$129,168	—	—	$129,168
Joseph Impicciche (4)	—	—	—	—
Neal Moszkowski (4)	—	—	—	—
Ian Sacks (4)	—	—	—	—
Anthony J. Speranzo (4)	—	—	—	—
Albert R. Zimmerli (4)	—	—	—	—

(1)
Valuation of these option and stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2018. The assumptions used by us with respect to the valuation of option and stock awards are the same as those set forth in Note 14, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 22, 2019.

(2)
Under our director compensation policy in effect in 2018, Messrs. Henneman and Mandl elected to be compensated for their director fees in options to purchase shares of our common stock, rather than in cash. Mr. Henneman will not receive an annual equity grant until our 2020 Annual Meeting of Stockholders.

(3)
Mr. Shulman was compensated pursuant to the Chairman Services Agreement with the Company and did not receive an annual retainer under our director compensation policy. Effective as of April 2, 2018, Mr. Shulman resigned as a director and as Chairman of the board of directors. As a result of Mr. Shulman’s resignation, the Chairman Services Agreement between the Company and Mr. Shulman terminated in accordance with its terms, and Mr. Shulman’s previously existing PBRSU award terminated in accordance with its terms.

(4)	Messrs. Impicciche, Moszkowski, Sacks, Speranzo and Zimmerli have declined to receive director fees.

As of December 31, 2018, our non-employee directors held the following options to acquire shares of our common stock and shares of restricted common stock:

Name	Aggregate Option Awards (Exercisable / Unexercisable) Outstanding as of December 31, 2018	Option Awards Exercisable at December 31, 2018	Aggregate Restricted Stock Awards (Unvested) as of December 31, 2018
Charles J. Ditkoff	245,790	132,914	4,099
Michael C. Feiner	89,666	71,325	18,515
John B. Henneman, III	509,420	287,209	—
Alex J. Mandl	242,757	177,664	57,664
Joseph Impicciche	—	—	—
Neal Moszkowski	—	—	—
Ian Sacks	—	—	—
Anthony J. Speranzo	—	—	—
Albert R. Zimmerli	—	—	—

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers.” During 2018, our Named Executive Officers were:

•	Joseph Flanagan, our President and Chief Executive Officer (our “Chief Executive Officer”);

•	Christopher Ricaurte, our Chief Financial Officer and Treasurer (our “Chief Financial Officer”);

•	Gary Long, our Executive Vice President and Chief Commercial Officer (our “Chief Commercial Officer”); and

•	Thomas Lesica, our former Executive Vice President and Chief Operating Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018 and the policies and practices that contributed to our executive compensation actions and decisions for 2018. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the human capital committee (formerly known as the compensation committee) of our board of directors arrived at the specific compensation decisions for our Named Executive Officers for 2018, including the key factors that the human capital committee considered in determining their compensation.

Significant Management Changes in 2018

Effective as of April 23, 2018, Mr. Lesica ceased to be our Chief Operating Officer and returned to his prior role of Executive Vice President, Business Transformation. Effective as of September 18, 2018, Mr. Lesica resigned from his position of Executive Vice President, Business Transformation of the Company.

Executive Summary

     2018 Business Highlights

In 2018, we achieved notable progress against our strategic initiatives, and delivered significant improvements on our key performance metrics.

Key accomplishments:

•	We delivered on revenue in line with our financial targets and exceeded the high end of adjusted EBITDA guidance.

•	We negotiated and converted Intermountain Health from a co-managed to a full end-to-end relationship with a 10-year term.

•
In May, we completed the acquisition of Intermedix. This was a transformative step for the Company, launching us into the physician revenue cycle management (“RCM”) market with a highly scalable and established platform.

•	We expanded our relationship with Ascension by signing a 10-year agreement with Ascension Medical Group for physician practice RCM services.

•	We signed end-to-end operating partner services agreements with Presence Health and AMITA Health for acute care hospitals and physician care settings.

•	We launched a digital transformation office to systematically automate our transactional environment on an end-to-end basis.

•	We improved the Company’s brand recognition by receiving awards, industry certifications, and improved ratings for our products and services.

2018 Executive Compensation Highlights

The following key compensation actions were taken with respect to our Named Executive Officers for 2018:

•	Base Salaries - We maintained the annual base salaries for all Named Executive Officers at their 2017 levels.

•
Annual Incentives - Based on our achievement of the corporate and individual performance objectives as well as our operating results for the year-end, we paid cash incentive payments under our annual cash incentive bonus plan of: $889,525 to Mr. Flanagan; $433,643 to Mr. Ricaurte; and $317,400 to Mr. Long. In addition, we made discretionary bonus payments to Mr. Flanagan and Mr. Ricaurte as described below under “Discretionary Bonuses.”

•	Long-Term Incentive Compensation - In February 2018, we granted Mr. Flanagan 245,868 performance-based restricted stock units (“PBRSUs”) representing 100% of the target award, subject to both a time-based and performance-based vesting condition. In May 2018, we granted Mr. Ricaurte 111,008 PBRSUs, representing 100% of the target award, subject to both a time-based and performance-based vesting condition, and granted Mr. Long 57,214 PBRSUs, representing 100% of the target award, subject to both a time-based and performance-based vesting condition.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2018, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

Human Capital Committee Independence - Our human capital committee is currently comprised solely of independent directors.

Human Capital Committee Advisor Independence - The human capital committee engages and retains its own independent advisors. During 2018, the human capital committee engaged SullivanCotter to assist with its responsibilities. SullivanCotter was not separately engaged by the company to perform consulting or other services for the company during 2018.

Annual Compensation Review - The human capital committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

Compensation-Related Risk Assessment - We design our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the company.

Emphasize Performance-based Incentive Compensation - The human capital committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the long-term interests of our executive officers with the interests of our stockholders.

Emphasize Long-Term Equity Compensation - The human capital committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards vest over multi-year periods, and the PBRSUs have a performance period of several years, which better serves our long-term value creation goals and retention objectives.

Limited Executive Perquisites - We provide only modest amounts of perquisites or other personal benefits to our Named Executive Officers which serve a sound business purpose.

Prohibition on Derivative Securities Transactions and Pledging - Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions with respect to our common stock and generally restricts them from pledging our securities as collateral or holding our securities in a margin account.

What We Do Not Do

X
Retirement Programs - Other than our Section 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.

X
No Tax “Gross-Ups” or Payments - We do not provide any “gross-ups” or tax payments to our Named Executive Officers in connection with any compensation element other than for housing expenses, and we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

X	No Stock Option Repricing - We do not reprice options to purchase shares of our common stock without stockholder approval.

X	No Timing of Equity Grants - We do not structure the timing of equity awards to precede or coincide with the disclosure of material non-public information.

Stockholder Advisory Vote on Named Executive Officer Compensation

Every six years, we are required to conduct a non-binding stockholder advisory vote on the frequency of future “Say-on-Pay” votes (commonly known as a “Say-on-Frequency” vote). At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder vote on the frequency of advisory votes on executive compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders cast the highest number of votes for voting on a triennial basis, compared to voting every one or two years. In light of this result and other factors considered by our board of directors, we decided to conduct Say-on-Pay votes on a triennial basis.

Our stockholders approved the non-binding advisory proposal on the compensation of our named executive officers with a 78% favorable vote at our annual meeting of stockholders held in 2018, our most recent annual meeting at which such a vote was taken. As the human capital committee has reviewed our executive compensation policies and practices since our last Say-on-Pay vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following its most recent review of our executive compensation philosophy, the human capital committee decided to retain our general approach to executive compensation. We will conduct our next Say-on-Pay vote at our 2021 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of attracting and retaining highly-talented executive officers by providing competitive pay and benefits and rewarding our executive officers for performance that aligns with our financial, operational and strategic goals to achieve our ultimate objective of increasing stockholder value. The structure of our executive compensation program enables us to provide a competitive total compensation package that links a significant portion of each executive officer’s overall compensation to key corporate financial goals and other significant accomplishments. We use both short-term and long-term incentive compensation opportunities to align the interests of our executive officers with the interests of our stockholders and the successful execution of our long-term strategic plan.

Our executive compensation program is designed to:

•	Attract, retain and motivate highly-talented individuals who have the breadth and depth of experience to successfully execute our business strategy;

•	Align the interests of our executive officers and stockholders;

•	Pay for performance by rewarding the achievement of our annual and long-term operating and strategic goals; and

•	Recognize individual contributions.

Governance of Executive Compensation Program

Role of the Human Capital Committee

The human capital committee oversees our executive compensation program and discharges the responsibilities of our board of directors relating to the compensation of our Named Executive Officers. In this role, the human capital committee reviews, determines and approves the compensation of our Named Executive Officers. Certain actions of our human capital committee, such as the granting of equity awards, may be taken by a sub-committee of the human capital committee. In May 2018, the human capital committee formed the Section 16 Sub-Committee to assist the human capital committee in ensuring that equity awards under the Company’s equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. The human capital committee has the authority, without approval of our board of directors, to engage, oversee and terminate compensation consultants, legal counsel and other advisors to assist in the evaluation of the compensation of our executive officers.

Pursuant to its charter, the human capital committee is responsible for reviewing the total compensation, including base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities, of our Named Executive Officers. When selecting and setting the amount of each compensation element, the human capital committee considers the following factors:

•	our executive compensation program objectives;

•	our performance against the financial and operational objectives established by the human capital committee and our board of directors;

•	each individual Named Executive Officer’s skills, experience, knowledge and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each Named Executive Officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•
the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation parity among our Named Executive Officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Executive Officers

In discharging its responsibilities, the human capital committee works with members of our management, including our Chief Executive Officer, to provide information on corporate and individual performance, market data and their perspective on compensation matters. Our Chief Executive Officer reviews the performance of each of our other Named Executive Officers and, based on these reviews, provides recommendations to the human capital committee with respect to base salary adjustments, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards.

The human capital committee meets with our Chief Executive Officer annually to review and discuss his recommendations regarding executive compensation for our other Named Executive Officers. Typically, the human capital committee meets in executive session to discuss these recommendations, uses them as one factor in determining and approving the compensation for our other Named Executive Officers and then informs our board of directors of such decisions. In setting the compensation of our Chief Executive Officer, the human capital committee evaluates his performance, as well as our overall corporate performance and considers the other factors described above. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The human capital committee engages an independent compensation consultant from time to time to provide support, including competitive market data and analysis regarding our executive compensation program and the decisions resulting from its annual executive compensation review. In 2018, the committee retained SullivanCotter to serve as its independent compensation advisor. SullivanCotter served at the discretion of our human capital committee.

During 2018, SullivanCotter attended, in person or via telephone, meetings of the human capital committee (both with and without management present) and provided the following services:

•	consulted with the human capital committee chair and other members between committee meetings;

•
provided competitive market data based in part on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessed executive compensation trends within our industry and updated on corporate governance and regulatory issues and developments;

•	reviewed the Compensation Discussion and Analysis; and

•	made recommendations regarding short and long-term incentive plans and outstanding equity awards.

With respect to the periods in 2018 for which SullivanCotter provided services to the human capital committee, SullivanCotter did not raise any conflicts of interest to the human capital committee and the human capital committee determined that no conflicts of interest existed that would affect SullivanCotter’s independence or would prevent it from independently representing our human capital committee.

How We Determine Executive Compensation Levels

In evaluating our executive compensation program and making its decisions in 2018, the human capital committee considered the competitive market for executive talent using two sources: data derived from an analysis of the compensation levels and practices of a group of comparable companies and data drawn from nationally recognized executive compensation surveys reporting compensation levels of executives at similarly sized organizations.

The compensation peer group is a select group of companies that the human capital committee believes are representative of the talent market in which we compete. In 2018, the human capital committee considered compensation data from this peer group as one factor in determining our executive compensation levels to ensure we continue to provide target total direct compensation opportunities that are competitively positioned in the marketplace. The human capital committee worked with its compensation advisor in late 2017 to review and update the peer group used to guide Named Executive Officer pay decisions for 2018. Changes to the peer group were intended to more closely reflect the Company’s business structure and scope of operations in 2018.

The companies in the compensation peer group were selected in 2018 based on the following criteria:

•	Similar revenues and complexity of business model;

•	In the technology, business process outsourcing or healthcare services industries; and

•	Publicly-traded in the United States.

The compensation peer group recommended by the compensation consultant and approved by the human capital committee in 2018 consisted of the following companies:

Athenahealth*	Inovalon Holdings
Computer Programs & Systems	ManTech International
Cotiviti Holdings*	Navigant Consulting
Evolent Health	NextGen Healthcare (f/k/a Quality Systems)
Exlservice Holdings	Perficient
HMS Holdings	Premier
Huron Consulting Group	Syntel
ICF International	WEX

*Athenahealth went private in February 2019 and Cotiviti Holdings went private in September 2018.

While the human capital committee considers competitive market data when making its decisions, it is only one factor evaluated when determining the target total direct compensation opportunities of our Named Executive Officers. The human capital committee also considers the other factors listed in “Governance of Executive Compensation Program - Role of the Human Capital Committee” above.

The human capital committee intends to review our compensation peer group periodically as needed and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Risk Considerations

Our executive compensation program consists of a mix of compensation elements, which we design to discourage our Named Executive Officers from assuming excessive risk. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our business. In addition, the human capital committee believes that the mix and design of the elements of our executive compensation program do not encourage our management to assume excessive risks.

Executive Compensation Program Design

In 2018, the primary elements of our executive compensation program consisted of base salary, an annual cash incentive opportunity and long-term incentive compensation in the form of PBRSUs. The following table describes how each of these elements is intended to satisfy our executive compensation objectives.

Compensation Element	Purpose	Type of Compensation	Link to Program Objectives
Base salary	Fixed level of cash compensation for performing day-to-day responsibilities to attract and retain key talent in a competitive marketplace	Cash	Generally reviewed annually based on evaluation of individual’s experience, position, current performance, internal pay equity, compensation peer group data and external competitive market data
Annual cash incentive	Target cash incentive opportunity (expressed as a percentage of base salary) that encourages executive officers to achieve annual operating plan goals (Adjusted EBITDA)	Cash
Provides compensation based on achievement of our annual operating plan goals, as well as individual performance compared against pre-established corporate performance goals

No minimum guaranteed payment

Long-term incentive compensation
Helps ensure executive compensation is directly linked to achievement of long-term goals

Creates an ownership culture by aligning interests of executive officers with the creation of stockholder value

Furthers our executive officer retention objectives
Long-term equity
Provides our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision-making

In 2018, delivered in the form of PBRSUs with performance tied to specific stock price targets; specific performance metrics and targets are reviewed and determined by the human capital committee each year

Benefits	Important element of “total rewards” program and helps attract and retain executive officers	Benefits
Same broad-based benefits that are provided to all employees, including our Section 401(k) retirement plan, a medical care plan, vacation, short-term and long-term disability coverage and standard employee holidays

Post-employment compensation arrangements	Attracts and retains executive officers in competitive market Ensures continued dedication of executive officers in cases of personal uncertainties or risk of job loss	Combination of cash, long-term incentive compensation and benefits	Under certain circumstances, the accelerated vesting of certain equity awards, plus cash severance payments
Employment agreements	Provides confidentiality and non-compete covenants	N/A	Specific for the individual

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers. We use base salaries to attract and retain highly-qualified individuals to help us manage our business and achieve our annual and long-term performance objectives. Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire an individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the human capital committee reviews the base salaries of our executive officers from time to time and makes adjustments to base salaries as it determines to be necessary or appropriate.

The table below shows the annual salaries for our Named Executive Officers.

Named Executive Officer	2018 Base Salary
Mr. Flanagan	$595,000
Mr. Ricaurte	$446,250
Mr. Long	$460,000
Mr. Lesica	$450,000

Annual Cash Incentives

Each year, the human capital committee approves an annual cash incentive bonus plan for our Named Executive Officers. We use annual cash incentive bonuses to compensate our Named Executive Officers for achieving corporate performance objectives, as well as for their individual performance.

For 2018, the human capital committee approved an annual cash bonus plan (the “2018 Bonus Plan”) which contained the following terms and conditions:

•
At the beginning of the year, our human capital committee selects the objective corporate financial and operational measure(s) and sets the target levels for such measure(s) for the year based on our annual operating plan. The objective performance measure and related target level was selected by our human capital committee based on our historical operating results and growth rates, as well as our expected future results and are designed to require significant effort and operational success on the part of the company and our Named Executive Officers. During the course of the year, our human capital committee may adjust such measure and target level as it deems appropriate.

•
If our performance expectations for our objective corporate performance was exceeded, the bonus pool may fund at, and actual bonus payments may be awarded at, above-target amounts. If this expectation was not met, actual bonus payments may be below target amounts, or no bonuses at all may be awarded. Prior years’ performance and corresponding bonus payment amounts were taken into consideration when setting target bonus levels. We believe this helps to calibrate our annual incentive compensation levels with our actual performance.

The human capital committee approves actual annual cash bonus payments, which are based, in part, on the recommendations of our Chief Executive Officer (except with respect to his own annual cash bonus payment). There were no minimum or maximum payment levels, and the human capital committee reserved broad discretion to make adjustments to award payments.

Target Annual Cash Incentive Opportunities

Target annual cash incentive opportunities for each Named Executive Officer are established in the individual’s offer letter at the time of hire. These target incentive opportunities are periodically reviewed by the human capital committee. In 2018, the human capital committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) and the other factors described above.

The target annual cash bonus opportunities of our Named Executive Officers for 2018 were as follows:

Named Executive Officer	2018 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2018 Target Annual Cash Bonus Opportunity ($)
Mr. Flanagan	100%	$595,000
Mr. Ricaurte	65%	$290,063
Mr. Long (1)	50%	$230,000
Mr. Lesica	65%	$292,500

(1)	Mr. Long also has commission-based commercial incentive objectives that can earn an additional 50% of base salary.

2018 Performance Measures

In 2018, the human capital committee selected the following objective and subjective measures for purposes of the 2018 Bonus Plan:

Objective Performance Measure	Subjective Performance Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) before incentive compensation - Target set against company’s 2018 operating plan	Individual performance

For purposes of the 2018 Bonus Plan, Adjusted EBITDA is defined as net income before net interest income/expense, income tax provision, depreciation and amortization expense, share-based compensation expense, reorganization-related expense and certain other items, before the funding of the incentive compensation pool. For more information about how the company calculates Adjusted EBITDA, and for a reconciliation of Adjusted EBITDA to GAAP net income, please see “Part II, Item 6, Selected Consolidated Financial Data” in the Company’s Annual Report on 10-K for the year ended December 31, 2018 filed with the SEC on February 22, 2019.

The human capital committee selected this performance measure because it believed that it is an appropriate driver for our business as it provides a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value over the short term. The human capital committee selected Adjusted EBITDA as the objective performance measure in connection with its 2018 operating plan for purposes of determining the amount of funding for the company-wide annual cash incentive bonus pool. In the event that the company’s performance exceeded the target amount, the pool would share in 50% of every dollar by which actual performance exceeded the Adjusted EBITDA target. After the amount of the company-wide bonus pool was determined, the human capital committee then subjectively evaluated our Named Executive Officer’s individual performances.

2018 Annual Cash Incentive Payments

The table below provides an overview of the objective performance measure used to determine the pool for 2018 cash incentive payments.

Financial Objective	2018 Threshold ($)	2018 Target ($)	2018 Actual ($)
Adjusted EBITDA before incentive compensation	$53 million	$83.5 million	$89.5 million

For 2018, the company’s performance against the objective Adjusted EBITDA resulted in the Human Capital Committee approving the incentive pool funding at $32.5 million and a resulting company performance factor of 115%.

The table below provides an overview of actual incentive payments based on objective and subjective annual results.

Named Executive Officer	Annual Incentive Target Opportunity (as a % of base salary)	Annual Incentive Target Opportunity (dollar amount)	Company Performance Factor	Individual Performance Factor (IPF)	Actual Annual Incentive Payout ($)
Mr. Flanagan	100%	$595,000	115%	130%	$889,525
Mr. Ricaurte	65%	$290,063		130%	$433,643
Mr. Lesica	65%	$292,500		N/A	—	(1)
Mr. Long	50%	$230,000		120%	$317,400

(1)	Mr. Lesica did not receive a bonus for 2018 as he voluntarily left the Company prior to the payment of 2018 bonuses.

In arriving at each Named Executive Officer’s Individual Performance Factor (“IPF”), the human capital committee performed a subjective review of such Named Executive Officer’s individual performance based on such person’s contribution toward the Company’s 2018 goals set forth below:

2018 Company Goals
1.	Meet/exceed financial commitments and deliver an integrated strategic plan
2.	Well planned integration of Intermedix
3.	Focused and intensified deployment efforts
4.	Launch digital transformation and end year with factored project pipeline
5.	Successful commercialization of Company’s patient experience (PX) platform and establish identity on automation
6.	Drive improvement in employee satisfaction with emphasis on talent development and diversity
7.	Build foundation for commercial success: exceed 2018 orders booking and achieve #1 KLAS ranking
8.	Drive customer satisfaction and reference-ability

The resulting IPFs were then applied to determine each Named Executive Officer’s final bonus amount, which was equal to the product of (i) the amount of such person’s annual incentive target opportunity, multiplied by (ii) the company performance factor (i.e., 115%), multiplied by (iii) such person’s respective IPF results.

Discretionary Bonuses

On May 16, 2018, our board of directors awarded Mr. Flanagan and Mr. Ricaurte a special one-time bonus of $150,000 and $100,000, respectively, in connection with the Intermedix acquisition.

In addition, in recognition of excellent performance, the human capital committee awarded Mr. Flanagan a discretionary cash bonus of $200,000 on March 1, 2019 and Mr. Ricaurte a discretionary cash bonus of $100,000 on April 5, 2019.

Retention Bonus

Pursuant to an amendment to his employment offer letter dated April 29, 2014, we agreed to provide our Chief Executive Officer, Mr. Flanagan, with a retention bonus for continued service. The initial provision of this bonus was paid in 2016; he continued to receive a monthly supplemental cash retention bonus in the amount of $25,000 through March 31, 2019. These retention bonuses were offered to Mr. Flanagan as incentives for him to remain with the company to provide leadership continuity and support during a critical time in our operations.

On March 1, 2019, the human capital committee approved an increase in Mr. Flanagan’s annual base salary, effective April 1, 2019, to $895,000. As a result of this increase in base salary, effective April 1, 2019, Mr. Flanagan no longer receives the monthly supplemental cash retention bonus described above. We entered into an amendment to Mr. Flanagan’s employment agreement, dated March 6, 2019, to memorialize these changes.

Long-Term Incentive Compensation

We believe long-term incentive compensation is an effective means for focusing our Named Executive Officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation and motivates them to remain employed with us. Historically, we used equity awards in the form of options to purchase shares of our common stock and restricted stock awards (“RSAs”) to deliver the annual long-term incentive compensation opportunities to our Named Executive Officers. However, in 2017, we eliminated the use of RSAs and introduced equity awards in the form of PBRSUs. In 2018, we did not use options and granted only PBRSUs to our Named Executive Officers. We believe this approach aligns the contributions of our Named Executive Officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in the value of our common stock. We believe that PBRSU awards pursuant to which shares of our common stock may be earned based on our actual performance should provide an appropriate long-term incentive for our Named Executive Officers, since they are rewarded only to the extent that they achieve performance results intended to enhance our stock price growth.

As with their other elements of compensation, the human capital committee determines the amount of long-term incentive compensation for our Named Executive Officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each Named Executive Officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group and the other factors described above.

In October 2016, our board of directors approved a revised long-term incentive compensation program (the “LTI program”) with the goal of greater focus on our long-term business performance that it believed will generate the creation of sustainable long-term value for our stockholders. The LTI program reflects the current design and structure of annual equity awards to our employees, including our executive officers, and provides a framework within which we make annual equity awards. For our Named Executive Officers, the LTI program in 2018 utilizes PBRSUs.

Consistent with our compensation objectives, we believe this approach aligns the contributions of our Named Executive Officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock. We believe that PBRSU awards pursuant to which shares of our common stock may be earned based on our actual performance should provide an appropriate long-term incentive for our Named Executive Officers, since they are rewarded only to the extent that they achievement performance results intended to enhance our stock price growth.

Target annual long-term incentive opportunities for each of our Named Executive Officers under the LTI program for 2018 are presented in the table below. Mr. Ricaurte’s LTI target was increased in 2018 from 100% to 200% to align with peer group pay practices.

Named Executive Officer	2018 Long-term Incentive Target (as a % of base salary)	Target LTI %: PBRSU
Mr. Flanagan	(1)	(1)
Mr. Ricaurte	200%	100%
Mr. Long	100%	100%
Mr. Lesica	(2)	(2)

(1) CEO grants under the annual LTI program to resume in 2019; however, Mr. Flanagan received a PBRSU award in 2018 as described under “2018 PBRSU Awards" below.
(2) Mr. Lesica did not receive an LTI award in 2018.

All of the terms of our LTI program, including, without limitation, eligible participants, award levels, the composition of awards and the vesting terms for awards, for 2019 and subsequent years are all subject to revision by our board of directors in their sole discretion. In addition, our board of directors reserves the right to discontinue the LTI program, in whole or in part, replace the LTI program and/or supplement it with additional equity awards.

2018 PBRSU Awards

On February 16, 2018, the human capital committee granted Mr. Flanagan a PBRSU award with a target of 245,868 shares. Pursuant to the award agreement, these PBRSUs will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition may be satisfied on the earlier of December 31, 2020 and a qualifying change of control (the “Performance Measurement Date”).

Contingent upon performance, the number of shares earned by Mr. Flanagan will range from 0% to 350% of the target award, as described in the table below.

Named Executive Officer	Grant Date	# of PBRSU (at threshold performance)	# of PBRSU (at target performance)	# of PBRSU (at maximum performance)
Mr. Flanagan	2/16/18	122,934	245,868	860,538

Performance vesting of Mr. Flanagan’s PBRSUs granted in February 2018 is based on the average per share price of our common stock over a specified period of time prior to the Performance Measurement Date, as presented below.

Level of Performance	Average Per Share Price	Percentage of PBRSU Award for which the Performance-based Condition is Satisfied
Below Threshold	<$4.00	0%
Threshold	$4.00	50%
Target	$5.00	100%
Above Target	$7.00	250%
Maximum	$9.00 or higher	350%

If the actual Average Per Share Price is at least $4.00 and between the applicable levels set forth in the table above, then the percentage at which the performance-based condition is satisfied shall be determined on a pro-rata basis using straight-line interpolation.

The human capital committee had intended to grant these PBRSU awards to Mr. Flanagan at the end of 2016, but the human capital committee did not formally approve such PBRSU award until February 2018.

On May 29, 2018, the Section 16 Sub-Committee granted PBRSUs to each of Mr. Ricaurte and Mr. Long as their 2018 LTI program awards. Pursuant to the award agreements, the PBRSUs are subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition may be satisfied with respect to 75% of the award on the earlier of December 31, 2020 and a qualifying change of control (the “Performance Measurement Date”) and may be satisfied with respect to the remaining 25% of the award on the earlier of December 31, 2021 and a qualifying change of control.

Contingent upon performance, the number of shares earned for each of Mr. Ricaurte and Mr. Long will range from 0% to 150% of the target award.

Named Executive Officer	Grant Date	# of PBRSU (at threshold performance)	# of PBRSU (at target performance)	# of PBRSU (at maximum performance)
Mr. Ricaurte	5/29/2018	55,504	111,008	166,512
Mr. Long	5/29/2018	28,607	57,214	85,821

Performance vesting of the PBRSUs granted in May 2018 is based on the average per share price of our common stock over a specified period of time prior to the Performance Measurement Date, as presented below.

Level of Performance	Average Per Share Price	Percentage of PBRSU Award for which the Performance-based Condition is Satisfied
Below Threshold	<$10.00	0%
Threshold	$10.00	50%
Target	$12.00	100%
Maximum	$14.00 or higher	150%

If the actual Average Per Share Price is at least $10.00 and between the applicable levels set forth in the table above, then the percentage at which the performance-based condition is satisfied shall be determined on a pro-rata basis using straight-line interpolation.

Mr. Lesica did not receive an equity award in 2018.

Welfare and Health Benefits

Our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) retirement plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including our executive officers, are eligible to participate in the Section 401(k) plan.

In addition, our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include a medical care plan, flexible spending accounts, short-term and long-term disability insurance and standard company holidays.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Consistent with our compensation philosophy, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our Named Executive Officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. No material perquisites or other personal benefits were provided to Named Executive Officers in 2018.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the human capital committee.

     Employment Offer Letters

We have entered into written employment offer letters with each of our Named Executive Officers. In filling each of our executive positions, our board of directors or the human capital committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the human capital committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity and an initial equity award recommendation.

For information on the specific terms and conditions of the employment offer letters of our Named Executive Officers, see the discussion of “Employment Agreements with Named Executive Officers” following the executive compensation tables below.

Post-Employment Compensation

The employment offer letters, EVP letter agreement and/or equity award agreements with our Named Executive Officers also contain provisions for their compensation in the event of certain terminations of employment, including in connection with a change in control of the company. We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.

Certain of Mr. Flanagan’s equity awards contain both so-called “single-trigger” and “double-trigger” change in control provisions. Specifically, upon a change in control of the company, 50% of the unvested shares of our common stock subject to his LTI option awards that were granted in October 2016 will automatically vest. In addition, if his employment is terminated by us without cause or by him for good reason within one year following a change in control of the company, any remaining unvested shares of our common stock subject to such LTI option awards will automatically vest. Mr. Flanagan’s cash payments and medical benefits are subject only to “double-trigger” change of control provisions.

Messrs. Ricaurte and Long’s post-employment compensation arrangements (other than their PBRSUs) are subject to “double-trigger” change in control provisions. That is, all payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment without cause by an executive officer within 12 months of the change of control (a so-called “double-trigger” arrangement).

The time-vesting condition of the PBRSUs for all of our Named Executive Officers would be satisfied upon a change in control, and the performance-vesting condition of such PBRSUs may vest based on transaction price in a change in control.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the company and have no such obligations in place with respect to any of our Named Executive Officers.

For information on the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2018, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Policy Prohibiting Derivative Securities Transactions and Pledging of Our Equity Securities

Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions with respect to our common stock and generally restricts them from pledging our securities as collateral or holding our securities in a margin account.

Tax and Accounting Considerations

Limitations on Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallowed a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid in any fiscal year to certain named executive officers. Under the Tax Reform, effective starting with the 2018 tax year, Section 162(m) generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or CFO, or any of its three next-highest paid executive officers, without regard to whether or not the compensation was performance-based. Grandfathered performance-based compensation is not subject to this limit on deductibility as long as such compensation meets certain requirements. No assurance can be given that any future compensation will qualify for this transition relief.

In approving the amount and form of compensation for our Named Executive Officers, the human capital committee considers all elements of our cost of providing such compensation. While the human capital committee will continue to consider the tax deductibility of compensation as one of many factors, the human capital committee retains the discretion to approve compensation for our Named Executive Officers that may result in non-deductible compensation expense when it believes that such compensation is in the best interests of the company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Summary Compensation Table
The following table sets forth information regarding compensation earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)		Total ($)
Joseph Flanagan (3), President and Chief Executive Officer	2018	$595,000	$650,000	(7)	$2,441,469	—	$889,525	(12)	—		$4,575,994
	2017	$595,000	$300,000	(8)	$4,809,178	—	$704,302	(13)	—		$6,408,480
	2016	$595,000	$2,000,000	(9)	$96,375	—	$669,375	(14)	$53,168	(15)	$5,175,393
Christopher Ricaurte (4), Executive Vice President, Chief Financial Officer and Treasurer	2018	$446,250	$200,000	(10)	$592,783	—	$433,643	(12)	—		$1,672,676
	2017	$446,250	—		$1,288,970	—	$335,602	(13)	—		$2,070,822
	2016	$446,250	$348,125	(11)	$359,265	$659,635	$326,321	(14)	—		$2,139,596
Gary Long (5), Executive Vice President, Chief Commercial Officer	2018	$460,000	—		$305,523	—	$317,400	(12)	$3,377	(16)	$1,086,300
	2017	$231,769	—		$268,333	$413,861	$122,820	(13)	—		$1,036,783
Thomas Lesica (6), Former Executive Vice President, Chief Operating Officer	2018	$322,500	—		—	—	—		—		$322,500
	2017	$361,443	—		$461,065	$450,001	$97,622	(13)	—		$1,370,131

(1)
Valuation of these option and stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during 2018, 2017 and 2016. The grant date fair value of the market condition PBRSU awards granted in 2018 and 2017 were determined using a Monte Carlo simulation. The assumptions used by us with respect to the valuation of option and stock awards are the same as those set forth in Note 14, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 22, 2019.

(2)
Amounts below do not reflect payments by the Company in 2018 of $42,000, 2017 of $38,500, and in 2016 of $42,000 for personal training services offered to certain of our executives, including certain of our Named Executive Officers. These amounts are not directly allocable on an individual basis.

(3)
Mr. Flanagan joined our company on April 29, 2013 and became our Chief Executive Officer on May 26, 2016. In connection with his appointment as our Chief Executive Officer, he did not have a change in his then-current base salary.

(4)	Mr. Ricaurte was appointed our Chief Financial Officer on April 19, 2016.
(5)	Mr. Long joined our company in June 2017 and was appointed Chief Commercial Officer in August 2017.
(6)
Mr. Lesica joined our company in February 2017 and was appointed Chief Operating Officer in August 2017. Effective as of April 23, 2018, Mr. Lesica ceased to be the Chief Operating Officer and returned to his prior role of Executive Vice President, Business Transformation. On September 18, 2018, Mr. Lesica resigned from the company.

(7)
Represents a special, one-time bonus of $150,000 in connection with the Intermedix acquisition, an aggregate of $300,000 in monthly supplemental cash retention bonus payments and a discretionary cash bonus of $200,000 for recognition of excellent performance.

(8)	Represents Mr. Flanagan's monthly supplemental cash retention bonus, as described in the summary of his employment agreement.
(9)
Represents a one time $1,700,000 retention bonus paid in April 2016 and an aggregate of $300,000 in monthly supplemental cash retention bonus payments both payable pursuant to the April 29, 2014 Amendment to Mr. Flanagan's offer letter from the company.

(10)	Represents a special one-time bonus of $100,000 in connection with the Intermedix acquisition and a discretionary cash bonus of $100,000 for recognition of excellent performance.
(11)
Represents a $348,125 retention bonus paid out in connection with the closing of the strategic transaction with Ascension Health Alliance and TowerBrook Capital Partners that closed in February 2016 (the “Transaction”).

(12)	Consists of a cash incentive bonus for 2018 paid in April 2019 under our annual cash incentive bonus plan.
(13)	Consists of a cash incentive bonus for 2017 paid in April 2018 under our annual cash incentive bonus plan.
(14)	Consists of a cash incentive bonus for 2016 paid in April 2017 under our annual cash incentive bonus plan.
(15)	This amount represents $30,000 in housing benefits and $23,168 in a tax gross-up for these housing benefits.
(16)	This amount represents the cost of an optional covered health benefit.

Employment Offer Letters

We have entered into written employment offer letters with each of our Named Executive Officers.  Please see the heading “Employment Agreements with Named Executive Officers” below.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2018 to our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Flanagan	N/A	Cash Incentive Bonus	$—	$595,000	$—	—	—	—
	2/16/2018	Performance-based Restricted Stock Units (2) (3)	—	—	—	122,934	245,868	860,538	$2,441,469
Christopher Ricaurte	N/A	Cash Incentive Bonus	$—	$290,063	$—	—	—	—
	5/29/2018	Performance-based Restricted Stock Units (4)	—	—	—	55,504	111,008	166,512	$592,783
Gary Long	N/A	Cash Incentive Bonus	$—	$230,000	$—	—	—	—
		Commission-Based Incentive Bonus	—	$230,000	—	—	—	—
	5/29/2018	Performance-based Restricted Stock Units (4)	—	—	—	28,607	57,214	85,821	$305,523
Thomas Lesica (1)	—	—	$—	$—	$—	—	—	—

(1)	Mr. Lesica separated from the company on September 28, 2018. We did not grant Mr. Lesica any plan-based awards in 2018.
(2)
When issued, Mr. Flanagan's PBRSU award was intended to be settled in cash until such time as the share reserve available under the Company's Second Amended and Restated 2010 Stock Incentive Plan has been deemed sufficient by the human capital committee of our board of directors to allow for the settlement of the PBRSUs in shares. In May 2018, the human capital committee deemed the share reserve available sufficient, and as such, the awards will be settled in shares upon vesting.

(3)	The number of shares earned will be based upon the achievement of a market condition and will range from 0% to 350% of the target award.
(4)	The number of shares earned will be based upon the achievement of a market condition and will range from 0% to 150% of the target award.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information regarding stock options and stock awards held by our Named Executive Officers as of December 31, 2018.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Joseph Flanagan	408,695	(1)	408,695	(1)	$2.42	10/3/2026	—		—	—		—
	204,348	(2)	613,042	(2)	$2.42	10/3/2026	—		—	—		—
	139,693	(3)	139,694	(3)	$3.85	6/12/2027	—		—	—		—
	—		—		—	—	317,334	(4)	$2,522,805	—		—
	—		—		—	—	—		—	2,581,614	(5)	$20,523,831	(12)
	—		—		—	—	—		—	860,538	(6)	$6,841,277	(12)
Christopher Ricaurte	102,174	(1)	102,174	(1)	$2.42	10/3/2026	—		—	—		—
	102,174	(2)	306,522	(2)	$2.42	10/3/2026	—		—	—		—
	58,835	(3)	58,836	(3)	$3.85	6/12/2027	—		—	—		—
	—		—		—	—	5,924	(7)	$47,096	—		—
	—		—		—	—	46,418	(8)	$369,023	—		—
	—		—		—	—	—		—	553,206	(5)	$4,397,988	(13)
	—		—		—	—	—		—	55,504	(9)	$441,257	(14)
Gary Long	57,964	(10)	173,891	(10)	$3.75	6/30/2027	—		—	—		—
	—		—		—	—	—		—	214,666	(11)	$1,706,595	(13)
	—		—		—	—	—		—	28,607	(9)	$227,426	(14)
Thomas Lesica	—		—			—	—		—	—		—

(1)	These options were granted on October 3, 2016 and will vest in equal installments on April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020, based on continued employment.
(2)
Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016. They will vest in equal installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, based on continued employment. In Mr. Ricaurte's case, these options represent a staking grant on October 3, 2016 and a separate option grant on that same date, both of which were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016.

(3)
These stock options were granted pursuant to the Company's stock option exchange program. The awards were granted on June 12, 2017 and will vest in equal installments on June 12, 2018 and June 12, 2019.

(4)	These restricted shares were granted on December 31, 2015 and vested on February 16, 2019.
(5)
PBRSU award granted on December 20, 2017. Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition will be satisfied on the earlier of December 31, 2020 and a qualifying change of control (the "Performance Period"), subject to the Named Executive Officer not having ceased to perform services with the Company. The performance-based vesting condition will be satisfied based upon an average per share price of the Company's common stock as defined in the award agreement, measured at the end of the Performance Period. The target number of shares subject to the award is 737,604 for Mr. Flanagan and 276,603 for Mr. Ricaurte. Amount represents the maximum performance measure of the award, as the average stock price at December 31, 2018 exceeded the target. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 350% of the target award in the case of Mr. Flanagan and 0% to 200% in the case of Mr. Ricaurte.

(6)	PBRSU award granted on February 16, 2018. The PBRSU award was granted with the same terms of the PBRSU grant noted in (5) above. The target number of shares subject to the award is 245,868.
(7)	These restricted shares were granted on July 9, 2015 and vest in equal installments on May 4, 2016, May 4, 2017, May 4, 2018 and May 4, 2019, based on continued employment.
(8)	These restricted shares were granted on March 3, 2016 and vested on February 16, 2019.
(9)
PBRSUs granted on May 29, 2018 in conjunction with the Company's LTI incentive program. Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition may be satisfied in two tranches, 75% at the end of the Performance Period and 25% one year subsequent to the end of the Performance Period, subject to the Named Executive Officer not having ceased to perform services with the Company. The performance-based vesting condition may be satisfied based upon an average per share price of the Company's common stock as defined in the award agreement, measured at the end of the Performance Period. The target number of shares subject to the award is 111,008 for Mr. Ricaurte and 57,214 for Mr. Long. Amount represents the threshold performance measure of the award, as the average stock price at December 31, 2018 was below the threshold. The number of shares earned will be based upon the achievement of the performance-based vesting condition and will range from 0% to 150% of the target award.

(10)	These options were granted on June 30, 2017 and will vest in equal installments on June 30, 2018, June 30, 2019, June 30, 2020 and June 30, 2021, based on continued employment.
(11)
Although these PBRSUs were granted on November 20, 2017, their grant date for accounting purposes is August 28, 2017. Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition may be satisfied at the end of the Performance Period, subject to the Named Executive Officer not having ceased to perform services with the Company. The performance-based vesting condition may be satisfied based upon an average per share price of the Company's common stock as defined in the award agreement, measured at the end of the Performance Period. The target number of shares subject to the award is 107,333. Amount represents the maximum performance measure of the award, as the average stock price at December 31, 2018 exceeded the target. The number of shares earned will be based upon the achievement of the performance-based vesting condition and will range from 0% to 200% of the target award.

(12)
Market value assumes vesting of 350% of the target award and the closing price of our common stock on the NASDAQ on December 31, 2018. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 350% of the target award.

(13)
Market value assumes vesting of 200% of the target award and the closing price of our common stock on the NASDAQ on December 31, 2018. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 200% of the target award.

(14)
Market value assumes vesting of 50% of the target award and the closing price of our common stock on the NASDAQ on December 31, 2018. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 150% of the target award.

Option Exercises and Stock Vested
The following table sets forth information regarding stock acquired upon vesting by our Named Executive Officers during the fiscal year ended December 31, 2018. No stock options were exercised during the fiscal year ended December 31, 2018.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph Flanagan	317,333	$1,675,518
Christopher Ricaurte	52,340	$292,350
Gary Long	—	—
Thomas Lesica	—	—

(1)	Represents shares of restricted stock that vested during the year ended December 31, 2018.
(2)	Based on the closing price of our common stock on the NASDAQ on the date of vesting.

Potential Payments Upon Termination or Change of Control
The table below provides information related to potential payments upon termination of our Named Executive Officers by the company without “cause,” or, in the case of Mr. Flanagan, for “good reason,” assuming the terminations were effective on December 31, 2018.

Termination by the Company without Cause or by a Named Executive Officer for Good Reason
Name	Salary Severance (1)	Earned Incentive (2)	Accelerated Options	Accelerated Restricted Stock (3)	Accelerated Performance Stock (4)	Benefits (5)	Total
Joseph Flanagan	$595,000	$889,525	—	$2,522,805	$14,808,250	$34,050	$18,849,630
Christopher Ricaurte	$446,250	$433,643	—	$369,023	—	$20,898	$1,269,814
Gary Long	$460,000	$317,400	—	—	—	$33,200	$810,600
Thomas Lesica (6)	—	—	—	—	—	—	—

(1)
Salary severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause (or in Mr. Flanagan’s case, or for good reason). Salary severance for each Named Executive Officer represents one times their current, respective base salaries.

(2)
Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or, in the case of Mr. Flanagan, for good reason for the payout from the 2018 cash incentive bonus award to the extent unpaid at the time of termination.

(3)
The vesting of 317,334 and 46,418 unvested shares of restricted stock held Mr. Flanagan and Mr. Ricaurte, respectively, would be accelerated as a result of a termination of employment without cause or for good reason on December 31, 2018. The amounts reflect the $7.95 closing trading price of our common stock on December 31, 2018.

(4)
Represents the pro-rata vesting of Mr. Flanagan's PBRSU awards upon termination without cause or for good reason, assuming the performance-based condition is satisfied at $8.59 per share, the average closing price per share for the 60 days prior to December 31, 2018 and pro-rated based on the number of days between May 26, 2016 and December 31, 2018. The amount reflects the $7.95 closing trading price of our common stock on December 31, 2018.

(5)
Executives are entitled to receive a continuation of benefits for up to one year. The amounts reflect the annualized current benefit amounts multiplied by the benefit continuation policy for each executive.

(6)	On September 18, 2018, Mr. Lesica resigned from the Company. As his departure was voluntary, Mr. Lesica did not receive any severance or acceleration of equity awards.

The table below provides information related to potential payments upon termination of our Named Executed Officers without “cause” or for “good reason” in each case within 12 months following a change of control, assuming the terminations were effective on December 31, 2018.

Termination by the Company without Cause or by a Named Executive Officer for Good Reason following a Change in Control
Name	Salary Severance (1)	Earned Incentive (2)	Accelerated Options (3)	Accelerated Restricted Stock (4)	Accelerated Performance Stock (5)	Benefits (6)	Excise Tax Gross Up (7)	Total
Joseph Flanagan	$595,000	$889,525	$5,650,205	$2,522,805	$23,260,340	$34,050	—	$32,951,925
Christopher Ricaurte	$446,250	$433,643	$2,501,316	$416,119	$3,820,754	$20,898	—	$7,638,980
Gary Long	$460,000	$317,400	$730,342	—	$1,482,603	$33,200	—	$3,023,545
Thomas Lesica (8)	—	—	—		—	—	—	—

(1)
Salary severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause (or in Mr. Flanagan’s case, or for good reason) following a change of control. Salary severance for each Named Executive Officer represents one times their current, respective base salaries.

(2)
Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination following a change in control for the payout from the 2018 cash incentive bonus award to the extent unpaid at the time of termination.

(3)
The amounts reflect the $7.95 closing trading price of our common stock on December 31, 2018. For Messrs. Ricaurte and Long, the amounts reflect the value based on full acceleration of their option awards. For Mr. Flanagan, the amounts reflect the value based on acceleration of the stock options awarded to him in October 2016. In addition, 50% of the options awarded to Mr. Flanagan in October 2016 would accelerate upon a change of control (irrespective of termination of his employment).

(4)
The vesting of 317,344 and 52,342 unvested shares of restricted stock held Mr. Flanagan and Mr. Ricaurte, respectively, would be accelerated as a result of a termination of employment without cause or for good reason following a change of control on December 31, 2018. The amounts reflect the $7.95 closing trading price of our common stock on December 31, 2018.

(5)
The time based condition of PBRSU's is considered met upon a change in control transaction. The market based condition will vest at 100% if the market price is between the threshold and the target, and if it is above the target, will vest at a pro-rata interpolation, up to the maximum amount of shares. The market price is determined based on the purchase price, with other adjustments considered. The market price utilized reflects the value based on the $7.95 closing price of our common stock on December 31, 2018. Mr. Flanagan's amount assumes 298% vesting of his performance stock. Messrs. Ricaurte and Long's amounts assume 174% vesting for their 2017 performance stock awards, and 0% for their 2018 performance stock awards. These PBRSUs would vest upon a change of control, irrespective of termination of employment.

(6)
The Named Executive Officers are entitled to a continuation of benefits for up to one year. The amounts reflect the annualized current benefit amounts multiplied by the benefit continuation policy for each executive.

(7)	The Named Executive Officers are not eligible to receive an excise tax gross up.
(8)	On September 18, 2018, Mr. Lesica resigned from the Company. As his departure was voluntary, Mr. Lesica did not receive any severance or acceleration of equity awards.

Employment Agreements with Named Executive Officers

We maintain offer letter agreements with our three current Named Executive Officers as more fully described below.

Agreement with Mr. Flanagan

In connection with his appointment to Chief Operating Officer, in April 2013, we and Mr. Flanagan entered into an offer letter agreement that in 2018 provided him with an annual base salary of $595,000, an annual target cash incentive bonus opportunity of at least 100% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives.

In the event that Mr. Flanagan’s employment is terminated by us without “cause” or by Mr. Flanagan for “good reason,” in addition to any earned but unpaid salary and bonus and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Flanagan also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to Mr. Flanagan’s timely execution of a general release of claims in favor of us and our affiliates. In addition, in the case of Mr. Flanagan’s termination without “cause” or by Mr. Flanagan for “good reason,” all of Mr. Flanagan’s unvested restricted stock award granted on December 31, 2015 will accelerate. In the case of a “change of control” of our company, 50% of the outstanding unvested portion of Mr. Flanagan’s LTI stock option awards that were granted in October 2016 will accelerate and in the case of Mr. Flanagan’s termination “without cause” or departure for “good reason” upon or within one year following the occurrence of a “change in control” of our company, Mr. Flanagan will receive full accelerated vesting of the remaining outstanding, unvested portion of such LTI stock option awards.

As an incentive for Mr. Flanagan to remain with the company during a critical juncture in our Chief Executive Officer transition process in 2014, we amended his employment terms in April 2014 to provide him the following additional compensation and benefits: a monthly supplemental cash retention bonus of $25,000 for the duration of Mr. Flanagan’s employment, a one-time cash retention bonus of $1,700,000, paid on April 29, 2016, retention equity awards of a one-time non-statutory stock option to purchase up to 500,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the grant date, and 300,000 shares of restricted stock, which incentive equity awards were subject to ratable vesting on a monthly basis over a two-year period, and also subject to the approval by our stockholders, prior to December 31, 2014, of an amendment to our then-current 2010 Stock Incentive Plan increasing the number of shares authorized for issuance under our then- current 2010 Stock Incentive Plan to an amount sufficient to cover these grants (which approval did not occur prior to such date). Since our stockholders did not approve the amendment to our then-current 2010 Stock Incentive Plan described above prior to December 31, 2014, Mr. Flanagan’s incentive equity awards described above terminated, and in lieu thereof, Mr. Flanagan became entitled to receive a replacement cash award consisting of cash payments from us following each date that any portion of such incentive equity grants would have vested (had such grant not terminated) equal to the value of each option (based on the difference between the exercise price and the closing price of our common stock on the applicable vesting date) and each share of restricted stock (based on the closing price of our common stock on the applicable vesting date) that would have otherwise vested on such date. Such replacement cash awards were paid in full to Mr. Flanagan as of April 15, 2016.

The company also provided Mr. Flanagan with a reimbursement of up to $6,000 per month in housing expenses for a period of two years, which period ended in April 2016, as well as reimbursement of up to $50,000 for legal fees in connection with the negotiation and documentation of his employment agreement. The amendment also provided for an extension, under specified circumstances, of the period of time during which Mr. Flanagan may exercise the stock option that we awarded to him at the commencement of his employment in April 2013. This extension would have been triggered upon a termination of Mr. Flanagan’s employment by us without cause or by Mr. Flanagan for good reason. If the extension had been triggered, the then-vested portion of the stock option would have remained exercisable for a period of time equal to sixty days plus the number of days that Mr. Flanagan was employed by us, but not longer than two years or until the stock option otherwise expires, if earlier. Mr. Flanagan subsequently exchanged the stock option that he received at the commencement of his employment in the company's stock option exchange program in June 2017.

On March 1, 2019, the human capital committee approved an increase in Mr. Flanagan’s annual base salary, effective April 1, 2019, to $895,000. As a result of this increase in base salary, effective April 1, 2019, Mr. Flanagan no longer receives the monthly supplemental cash retention bonus described above. We entered into an amendment to Mr. Flanagan’s employment agreement, dated March 6, 2019, to memorialize these changes.

Agreement with Mr. Ricaurte

We and Mr. Ricaurte have entered into an offer letter agreement that in 2018 provided him with an annual base salary of $446,250, an annual target cash incentive bonus opportunity of at least 65% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives.

In the event that Mr. Ricaurte’s employment is terminated by us without “cause,” in addition to any earned but unpaid salary and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Ricaurte also will be entitled to receive any earned, but unpaid annual bonus with respect to the fiscal year ending on or preceding termination and continued salary and health benefits for a period of 12 months following the date of such termination, subject to Mr. Ricaurte’s timely execution of a general release of claims in favor of us and our affiliates. In the case of a “change of control” of our company and with Mr. Ricaurte’s termination “without cause” or departure for “good reason” upon or within 12 months following the occurrence of a “change in control” of our company, Mr. Ricaurte will receive full accelerated vesting of the outstanding, unvested portion of his equity awards.

Agreement with Mr. Lesica

We and Mr. Lesica entered into an offer letter agreement that in 2018 provided him with an annual base salary of $450,000, an annual target cash incentive bonus opportunity of at least 65% of base salary, an annual target equity incentive of at least 100% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives. Mr. Lesica voluntarily resigned from his position at the Company in September 2018. Accordingly, the severance and change of control provisions in Mr. Lesica’s agreement are no longer applicable.

Agreement with Mr. Long

We and Mr. Long have entered into an offer letter agreement that in 2018 provided him with an annual base salary of $460,000, an annual target cash incentive bonus opportunity of at least 50% of base salary, a commission-based new business incentive bonus opportunity equal to 50% of base salary, an annual target equity incentive of at least 100% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives.

In the event that Mr. Long’s employment is terminated by us without cause, in addition to any earned but unpaid salary and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Long also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to the mitigation provisions of the Company’s severance plan. Mr. Long will also receive “change in control” protection consistent with the terms held by other senior executives of the Company.

Letter Agreement with Executive Vice Presidents

Each of our Executive Vice Presidents that are Named Executive Officers are party to a letter agreement that supplements the terms of their offer letter (the “EVP letter agreement”). The EVP letter agreement provides that in the event such executive’s employment is terminated by us without cause, in addition to any earned but unpaid salary and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, such executive also will be entitled to receive any earned, but unpaid annual bonus with respect to the fiscal year ending on or preceding termination and continued salary and health benefits for a period of 12 months following the date of such termination, subject to mitigation provisions and such executive’s timely execution of a general release of claims in favor of us and our affiliates. In the event of a “change of control” of our Company and such executive’s employment is terminated without “cause” within 12 months following the consummation of such “change in control,” the executive will receive full accelerated vesting of the outstanding, unvested portion of his equity awards. As discussed above, the time-vesting condition of the PBRSU awards for all of our Named Executive Officers would be satisfied upon a change in control of our Company.

Confidentiality and Non-Disclosure Agreements

As a condition to employment, each of our Named Executive Officers have entered into a confidentiality and non-disclosure agreement with us. Under these agreements, each Named Executive Officer has agreed not to solicit our employees and customers during his or her employment and for a period of eighteen months after the termination of employment, not to compete with us during his or her employment and for a period of 12 months after the termination of employment, to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.

Human Capital Committee Report

The human capital committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the company’s management. Based on such review and discussion with management, the human capital committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Human Capital Committee of the Board of Directors of R1 RCM Inc.

Ian Sacks (Chair)
Charles J. Ditkoff
Michael C. Feiner

No member of the human capital committee in 2018 had any relationship with us during 2018 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, other than Mr. Sacks, who currently serves on the human capital committee. Mr. Sacks is an employee of an affiliate of certain investment funds that hold an ownership interest in the Investor. See “-Related Person Transactions” for a description of the relationship and transactions between us and the Investor.

Human Capital Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our board of directors or human capital committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our committees.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Flanagan, our President and Chief Executive Officer.

We determined that the median of the annual total compensation of all our employees who were employed as of December 31, 2018, excluding Mr. Flanagan, was $29,581, Mr. Flanagan’s 2018 annual total compensation was $4,575,994, and the ratio of these amounts was 155:1.

To determine the annual total compensation of the “median employee”, the following methodology was used:

As of December 31, 2018, our total population consisted of 16,067 employees (including full-time, part-time and temporary employees). To identify the median compensated employee, we used base salary received in 2018, which was annualized for employees joining the Company during the year. The increase in our total employee population from 2017 is attributable to the acquisition of Intermedix and the onboarding of several large sites during the year.

For employees located outside of the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the year (December 31, 2018).

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee.

Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the human capital committee in the manner specified in the charter of the human capital committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•the related person’s interest in the related person transaction;

•the approximate dollar value of the amount involved in the related person transaction;

•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•whether the transaction was undertaken in the ordinary course of business of our company;

•whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•the purpose of, and the potential benefits to us of, the transaction; and

•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Since January 1, 2018, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and 5% stockholders, in which such person had or will have a direct or indirect material interest. All such transactions were approved pursuant to the above policy other than (i) the Transaction and the A&R MPSA (as defined below) because at the time of our entry into the Transaction and the A&R MPSA, TowerBrook and Ascension were not related persons and (ii) the Securities Purchase Agreement and Intermountain Services Agreement (as defined below) with Intermountain because at the time of our entry into the Securities Purchase Agreement and the Intermountain Services Agreement, Intermountain was not a related person.

Strategic Transaction

On February 16, 2016, we entered into a long-term strategic partnership with Ascension, the parent of our largest customer, and TowerBrook, an investment management firm. As part of the transaction, we amended and restated our Master Professional Services Agreement (“A&R MPSA”) with Ascension Health effective February 16, 2016 with a term of ten years. In addition, at the closing of the transaction, we issued to the Investor, a limited liability limited partnership jointly owned by Ascension and investment funds affiliated with TowerBrook: (i) 200,000 shares of our Series A Preferred Stock for an aggregate price of $200 million and (ii) a warrant with a term of ten years to acquire up to 60 million shares of our common stock at an exercise price of $3.50 per share, on the terms and subject to the conditions set forth in the Warrant Agreement (the “Warrant”). The Series A Preferred Stock is immediately convertible into shares of common stock. We refer herein to the foregoing transactions consummated on February 16, 2016 with the Investor and Ascension Health as the “Transaction.”

Our director Neal Moszkowski is a co-founder of TowerBrook and has served as the firm’s co-chief executive officer since its inception in March 2005. Our director Ian Sacks is a managing director of TowerBrook. Our director Anthony J. Speranzo serves as the Executive Vice President and Chief Financial Officer of Ascension, and our director Joseph R. Impicciche serves as the President and Chief Operating Officer of Ascension. Ascension is the parent company of Ascension Health.

In connection with the closing of the Transaction, we entered into: (i) the Certificate of Designations of the 8.00% Series A Convertible Preferred Stock (“Series A CoD”), setting forth the rights, preferences, privileges and restrictions applicable to the Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on February 12, 2016; (ii) the Warrant by and between the company and the Investor; (iii) the Investor Rights Agreement by and between the company and the Investor; and (iv) a Registration Rights Agreement by and between the company and the Investor that are more fully described below.

A&R MPSA

Our A&R MPSA with Ascension Health was entered into, and is effective as of, February 16, 2016 and has a term of ten years. The A&R MPSA continues our relationship with Ascension Health which commenced in October 2004 and was previously extended under the prior five-year Master Professional Services Agreement. In 2018, net services revenue from hospitals affiliated with Ascension Health represented approximately $600.1 million or 69%, of our total net service revenue.

Pursuant to the A&R MPSA, we provide our revenue cycle management service offering to hospitals affiliated with Ascension Health. The existing supplement agreements for such hospitals receiving services under the prior MPSA continued in effect, as appropriate, under the A&R MPSA. Each such hospital was also required to execute a supplement agreement to transition to R1 such hospital’s “Physician Advisory Services” or “PAS” (as defined in the A&R MPSA) needs under the A&R MPSA. Certain other of Ascension Health’s affiliated hospitals not previously receiving services from us have executed or are expected to execute a supplement agreement to receive revenue cycle management services and PAS under the A&R MPSA. We have onboarded or started the onboarding process for substantially all of the new Ascension Health hospitals under the A&R MPSA. Further, we expect that additional hospitals acquired by Ascension Health or any of its affiliated hospital systems will, over time, execute supplement agreements under the A&R MPSA.

The A&R MPSA provides that each supplement agreement between us and a hospital affiliated with Ascension Health will incorporate the provisions of the A&R MPSA and provide that the hospital will be bound by the A&R MPSA and all amendments, modifications and waivers to which we and Ascension Health agree under the A&R MPSA. With certain limited exceptions, we will be the exclusive provider of revenue cycle management services and PAS with respect to acute care services provided by the hospitals affiliated with Ascension Health that execute supplement agreements with us.

The A&R MPSA is structured as an operating partner model, whereby a significant number of Ascension Health’s revenue cycle employees become our employees. The operating partner model also requires the transition of the non-payroll expenses supporting a hospital’s revenue cycle operations to become direct expenses of the Company.

The A&R MPSA provides, among other things, that, when providing revenue cycle management or PAS to an affiliated hospital, in general, each hospital pays the company:

•	base fees equal to a specified percentage of cash collections; and

•
incentive payments equal to a specified percentage of cash collections, then adjusted based on the weighted average of the company’s performance scores across a series of income statement related performance metrics associated with the hospital’s revenue cycle operations.

In May 2017, we announced the expansion of our relationship with Ascension Health. The expanded relationship adds a health system which was acquired by Ascension Health after the signing of the A&R MPSA and increases the scope of our contract by adding physician RCM services for all Ascension Health ministries in Wisconsin.

On and effective as of June 24, 2018, we and Ascension Health entered into a supplement (the "AMG Supplement") to the A&R MPSA. Pursuant to the AMG Supplement, we will provide RCM services for physician groups that receive services from Ascension Health’s National Revenue Service Center and other groups associated with Ascension Health hospital systems. Each such physician group will be required to execute an addendum to the AMG Supplement for those physician groups to receive services under the AMG Supplement. Ascension Health has agreed that we may provide services to additional physician groups affiliated with or acquired by Ascension Health over time. The AMG Supplement also provides for the re-badging of certain centrally-based revenue cycle operations employees who support Ascension Health’s physician groups. We began providing services under the AMG Supplement during the fourth quarter of 2018.

On June 24, 2018, we entered into an amendment to the A&R MPSA (the “Presence Amendment”) with Ascension Health to provide that we will enter into a supplement to the A&R MPSA to provide for RCM services and PAS services for acute care to Presence Health hospitals in accordance with terms set forth in the Presence Amendment. Presence Health is a part of AMITA Health, which is a joint venture of Ascension’s Alexian Brothers Health System and Adventist Midwest Health, part of Adventist Health System. The Presence Amendment provided that if we enter into a new master professional services agreement with AMITA Health for end-to-end RCM services in the future, the end-to-end RCM business with Presence will be governed by such new agreement.

On and effective as of November 1, 2018, we entered into a new master professional services agreement with AMITA Health for end-to-end RCM and PAS services to AMITA Health hospitals and affiliated physician groups. Accordingly, Presence Health is now included in the scope of our agreement with AMITA Health. In 2018, net services revenue from hospitals affiliated with AMITA Health represented approximately $4.4 million, or 0.5%, of our total net services revenue.

Warrant

Concurrently with the closing of the Transaction, we and the Investor executed and delivered the Warrant to acquire up to a total of 60,000,000 shares of common stock of the company at an initial exercise price equal to $3.50 per share, at any time during the period commencing on the date of closing of the Transaction and terminating at 5:00 p.m., New York time, on the tenth anniversary of the closing date of the Transaction.

Investor Rights Agreement

Concurrently with the closing of the Transaction, we entered into the Investor Rights Agreement with the Investor.

Under the terms of the Investor Rights Agreement, for so long as the Investor’s “Ownership Threshold” (as that term is defined in the Investor Rights Agreement) is met, the Investor shall be entitled to nominate such number of individuals to our board of directors constituting a majority of our board of directors and to designate the chairman of our board of directors. For so long as the Ownership Threshold is not met but the Investor’s “Ownership Percentage” (as that term is defined in the Investor Rights Agreement) exceeds 10% of our common stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to our board of directors in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as the Investor’s Ownership Percentage is in the aggregate at least 5% but less than 10% of our common stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to our board of directors in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that our common stock is listed upon, if any), we will offer the Investor Designees an opportunity to, at Investor’s option, either sit on each regular committee of our board of directors in relative proportion to the number of Investor Designees on our board of directors or attend (but not vote) at the meetings of such committee as an observer.

Under the terms of the Investor Rights Agreement, the Investor must cause all of its common stock and Series A Preferred Stock entitled to vote at any meeting of our stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by our nominating and corporate governance committee and against the removal of any director nominated by our nominating and corporate governance committee.

For so long as the Ownership Threshold is met, the following matters will require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of common stock issued upon the conversion thereof) that is held by the Investor or any “Investor Affiliate” (as defined in the Investor Rights Agreement) to proceed (excluding any such transaction between the company and its wholly owned subsidiaries or among the company’s wholly owned subsidiaries): (i) the amendment or modification of the company’s Certificate of Incorporation, Bylaws or Series A CoD in any manner that materially and adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock; (ii) the making of any distribution, declaring of any dividend on equity securities of the company or any of its “Subsidiaries” (as that term is defined in the Investor Rights Agreement) ranking equally or junior to the Series A Preferred Stock; (iii) the repurchase or redemption of any equity securities of the company or any of its Subsidiaries ranking equally or junior to the Series A Preferred Stock if at the time of such repurchase or redemption, any accrued dividends on the Series A Preferred Stock are unpaid; (iv) the creation, authorization or issuance of any equity securities of the company or any of its Subsidiaries that would rank senior to the Series A Preferred Stock; (v) any amendment of the MPSA; (vi) the incurrence of any “Indebtedness” (as that term is defined in the Investor Rights Agreement) in excess of $25.0 million in the aggregate during any fiscal year (other than refinancings of existing Indebtedness); (vii) the sale, transfer or other disposition of assets or businesses of the company or its Subsidiaries with a value in excess of $10.0 million in the aggregate during any fiscal year (other than sales of inventory or supplies in the ordinary course of business, sales of obsolete assets (excluding real estate), sale-leaseback transactions and accounts receivable factoring transactions); (viii) the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $10.0 million in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business); (ix) capital expenditures in excess of $10.0 million individually (or in the aggregate if related to an integrated program of activities) or in excess of $10.0 million in the aggregate during any fiscal year; (x) the approval of the company’s annual budget; (xi) the hiring or termination of the company’s chief executive officer; (xii) the appointment or removal of the chairman of our board of directors; and (xiii) making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $5.0 million in the aggregate during any fiscal year. The Investor will be subject to certain transfer restrictions pursuant to the terms of the Investor Rights Agreement. Following the first anniversary of the closing date of the Transaction, neither Investor nor any of its affiliates may transfer any Series A Preferred Stock to any person without our prior written consent other than (i) any “Permitted Transfer” (as such term is defined in the Investor Rights Agreement) or (ii) at any such time when the “Current Market Price” (as such term is defined in the Series A CoD) is less than the quotient of $1,000 divided by the “Conversion Rate” (as such term is defined in the Series A CoD) in effect from time to time. The Investor and Investor Affiliates are also prohibited from transferring to any competitor of the company, as well as from making certain block transfers, subject to certain exceptions.

The Investor is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until the later of (i) three years after the closing of the Transaction and (ii) such time as the Investor owns less than 25% of the outstanding common stock on an as-converted basis.

The Investor Rights Agreement requires that if we propose to offer any equity or equity linked security to any person, then we must first offer the Investor the right to purchase a portion of such securities equal to the Investor’s Ownership Percentage. If the Investor does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then we have 120 days to complete the offering on terms no more favorable than those offered to the Investor.

Registration Rights Agreement

Concurrently with the closing of the Transaction, we entered into a Registration Rights Agreement with the Investor, pursuant to which the Investor is entitled to certain registration rights. Under the terms of the Registration Rights Agreement, the Investor is entitled to (i) six demand registrations, with no more than two demand registrations in any single calendar year and provided that such demand must include at least 10% of the then-outstanding common stock and (ii) unlimited piggyback registration rights for a period of five years with respect to primary issuances and for an unlimited period of time with respect to all other issuances.

Intermedix Acquisition

We entered into an agreement and plan of merger, dated February 23, 2018 (the “Merger Agreement”), with Intermedix Holdings, Inc. (“Intermedix”), for the acquisition of Intermedix, which we closed on May 8, 2018 (the “Intermedix Acquisition”). In conjunction with the Intermedix Acquisition, on June 24, 2018, we entered into the AMG Supplement to provide the Medical Group RCM Services as described above.

Concurrently with the closing of the Intermedix Acquisition, we entered into a Note Purchase Agreement with TI IV ACHI Holdings, LP, an affiliate of TowerBrook, Ascension and Intermountain (collectively, the “Purchasers”), pursuant to which the Purchasers purchased $110 million of unsecured, subordinated notes (the “Subordinated Notes”).

The Subordinated Notes have an eight-year maturity. All of the Company’s obligations under the Note Purchase Agreement are guaranteed by the Subsidiary Guarantors (as defined in the Subordinated Notes) pursuant to the Subsidiary Guaranty, dated as of May 8, 2018, among the Company, the Subsidiary Guarantors and the Purchasers. The obligations under the Note Purchase Agreement are unsecured.

The Subordinated Notes bear interest at 14.0% per annum, increasing by 1.0% per annum on May 8, 2021, and by an additional 1.0% per annum on each subsequent anniversary until the Subordinated Notes are repaid in full. Interest is payable quarterly in cash; provided, that, subject to the subordination agreement, (i) for any fiscal quarters ending on or prior to May 8, 2019, at the Company’s election, up to 75% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash; (ii) for any fiscal quarters ending after May 8, 2019 and on or prior to May 8, 2020, at the Company’s election, up to 50% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash; and (iii) for any subsequent fiscal quarters, at the Company’s election, up to 25% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash.

In 2018, we paid the Purchasers $9,967,222 in interest under the Subordinated Notes. As of December 31, 2018, $110 million aggregate principal amount of the Subordinated Notes was outstanding.

Intermountain Transactions

Amended and Restated Services Agreement

On and effective as of January 23, 2018, we entered into an Amended and Restated Services Agreement (the “Intermountain Services Agreement”) with Intermountain having a ten-year term. The Intermountain Services Agreement continues our relationship with Intermountain which commenced in October 2011 and was previously extended by amendment dated September 27, 2016 (the “Prior Agreement”). In 2017, net services revenue from Intermountain hospitals and medical group providers represented approximately $16.1 million, or 3.6% of our total net service revenue.

Pursuant to the Intermountain Services Agreement, we will continue to provide our revenue cycle management service offering to Intermountain hospitals and medical group providers. In addition, we will provide revenue cycle management services to Intermountain’s homecare, hospice and palliative care, durable medical equipment and infusion therapy business. Intermountain has agreed that we may provide services to additional hospitals acquired by Intermountain over time. With certain limited exceptions, we will be the exclusive provider of revenue cycle management services for the hospitals, medical group providers and home health business affiliated with Intermountain.

The Intermountain Services Agreement provides, among other things, that, when providing revenue cycle management services to Intermountain, Intermountain will pay the Company:

•	base fees equal to a specified percentage of the prior year’s same quarter cash collections (adjusted for inflation and volume); and

•
incentive payments equal to a specified percentage of cash collections, then adjusted based on the weighted average of the Company’s performance scores across a series of performance metrics associated with the hospital’s revenue cycle operations.

On April 30, 2018, June 18, 2018 and October 1, 2018, we entered into addendums to the Intermountain Services Agreement to supplement the original agreement to add information and terms that the parties intended to agree upon following the effective date of the Intermountain Services Agreement.
Intermountain Leases
As contemplated by the Intermountain Services Agreement, we lease certain facilities from Intermountain for use by our employees in providing services, including services to Intermountain. In 2018, we leased an aggregate of nine locations from Intermountain, and paid Intermountain a total of $4.1 million in rent in connection with such leases during the year ended December 31, 2018.
Securities Purchase Agreement

On January 23, 2018, we entered into the Securities Purchase Agreement with Intermountain, pursuant to which we sold to Intermountain, in private placements exempt from registration under the Securities Act of 1933, as amended, (the “Securities Act”), (i) 4,665,594 shares of common stock at a purchase price of $4.2867 per share, and (ii) a warrant to acquire up to 1,500,000 shares of Common

Stock on the terms and subject to the conditions set forth in the Warrant Agreement (the “Intermountain Warrant”), for an aggregate purchase price of $20,000,000.

Under the terms of the Securities Purchase Agreement, for so long as Intermountain’s “Ownership Threshold” (as that term is defined in the Securities Purchase Agreement) is met, Intermountain shall be entitled to nominate one individual to our board of directors. Additionally, subject to applicable law and the listing standards of the Nasdaq (or other United States national securities exchange that the common stock is listed upon, if any), we will offer the Intermountain Designee an opportunity to, at Intermountain’s option, either sit on each regular committee of the board of directors or attend (but not vote) at the meetings of such committee as an observer. If the Intermountain Designee fails to satisfy the applicable qualifications under law or stock exchange listing standard to sit on any committee of the board of directors, then the board of directors shall offer the Intermountain Designee the opportunity to attend (but not vote) at the meetings of such committee as an observer. On March 25, 2018, we increased the size of the board of directors and appointed Albert (Bert) R. Zimmerli, Intermountain’s Executive Vice President and Chief Financial Officer, as the Intermountain Designee.

Under the terms of the Securities Purchase Agreement, Intermountain must cause all of its common stock entitled to vote at any meeting of our stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by our nominating and corporate governance committee and against the removal of any director nominated by our nominating and corporate governance committee.

Intermountain will be subject to certain transfer restrictions pursuant to the terms of the Securities Purchase Agreement. Prior to January 23, 2021, neither Intermountain nor any Affiliate (as such term is defined in the Securities Purchase Agreement) may directly or indirectly transfer the common stock, the Intermountain Warrant, or any shares of common stock issued upon exercise of the Intermountain Warrant to any person without our prior written consent other than any “Permitted Transfer” (as such term is defined in the Securities Purchase Agreement); provided that if the Investor (or any affiliate of TowerBrook Capital Partners L.P. or Ascension Health who directly or indirectly received equity securities of the company from the Investor) effects a sale of equity securities of the company in a “Sale Transaction” (as such term is defined in the Securities Purchase Agreement) after January 23, 2019, Intermountain will be released from such transfer restriction on a pro rata basis; and provided further that if one or more Sale Transactions occur prior to January 23, 2019, Intermountain will be released from such transfer restriction on a pro rata basis effective as of January 24, 2019. Intermountain and its affiliates are also prohibited from transferring to any competitor of the company.

Intermountain is subject to customary standstill provisions, until such time as Intermountain owns less than 2% of our outstanding common stock on a fully-diluted basis and calculated assuming full exercise of the Intermountain Warrant.

The Securities Purchase Agreement also provides that Intermountain will have a co-investment right in certain future issuances of equity and/or debt securities of the company, subject to the Ownership Threshold being met, with respect to a “Subsequent TCP-ASC Investment” (as such term is defined in the Securities Purchase Agreement), equal to ten percent (10%) of the Subsequent TCP-ASC Investment, with such co-investment right being capped at a maximum of $40 million of aggregate investments.

Intermountain Warrant

Concurrently with the entry into the Securities Purchase Agreement, we and Intermountain executed and delivered the Intermountain Warrant to acquire up to a total of 1,500,000 shares of common stock of the company at an initial exercise price equal to $6.00 per share, at any time during the period commencing on January 23, 2018 and terminating at 5:00 p.m., New York time, January 23, 2028.

Amended and Restated Registration Rights Agreement

Concurrently with the entry into the Securities Purchase Agreement, we, Intermountain and the Investor entered into an Amended and Restated Registration Rights Agreement (the “Amended Registration Rights Agreement”), to add Intermountain as a party and to provide Intermountain with certain registration rights. Under the terms of the Amended Registration Rights Agreement, Intermountain is entitled to (i) one demand registration at any time following January 23, 2021 and (ii) beginning on January 23 2019, unlimited piggyback registration rights subject to certain limitations as it relates to primary issuances; provided that prior to January 23, 2021, Intermountain will only be permitted to include in any piggyback registration the number of registrable securities with respect to which Intermountain is granted an early release from its transfer restrictions under the Securities Purchase Agreement as described above.

Registration Rights

We are a party to a stockholders’ agreement with certain of our stockholders and former directors and executive officers, including Mary A. Tolan. Pursuant to the stockholders’ agreement, we are required to pay all registration fees and expenses, including the reasonable fees and disbursements of one counsel for the participating stockholders, and indemnify each participating stockholder with respect to each registration of registrable shares that is affected.

Indemnification

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

Agreement with Mr. Steven Shulman

Effective as of April 2, 2018, Mr. Shulman resigned as a director, as Chairman of the board of directors, and as a member of the human capital committee and the nominating and corporate governance committee of the board of directors. As a result of Mr. Shulman’s resignation, the Chairman Services Agreement between the Company and Mr. Shulman terminated in accordance with its terms. See “Director Compensation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such filings, we are not aware of any director, officer or 10% stockholder who failed to file on a timely basis any report required by Section 16(a) for fiscal year 2018.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

OTHER MATTERS

The board of directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RCM2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78001-P23321 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

R1 RCM INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael C. Feiner
02) Joseph Flanagan
03) John B. Henneman, III
04) Joseph R. Impicciche
05) Alex J. Mandl
06) Neal Moszkowski
07) Ian Sacks
08) Jill Smith
09) Anthony J. Speranzo
10) Albert R. Zimmerli

The Board of Directors recommends you vote FOR proposal 2.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E78002-P23321

R1 RCM INC.
Annual Meeting of Stockholders
June 13, 2019 9:00 AM (CDT)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher Ricaurte and M. Sean Radcliffe and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of R1 RCM Inc. Common Stock and/or 8.00% Series A Convertible Preferred Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of R1 RCM Inc. to be held on June 13, 2019 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSAL 2.

Continued and to be signed on reverse side